EXHIBIT 10.10

EXECUTION COPY

FLOW MORTGAGE LOAN PURCHASE AND SALE AGREEMENT

between

PrimeLending, a PlainsCapital Company
as Seller,

and

Redwood Residential Acquisition Corporation,
as Purchaser

January 30, 2011

Residential Mortgage Loans

(Servicing Released, Temporary Interim Servicing Period Only)

Subsection 6.01	Possession of Mortgage Files	17

Subsection 6.02	Books and Records	18

Subsection 6.03	Delivery of Mortgage Loan Documents	18

Subsection 6.04	RESPA Notice and Helping Families Notice	19

SECTION 7.	Representations, Warranties and Covenants; Remedies for Breach	19

Subsection 7.01	Representations and Warranties Regarding Individual Mortgage Loans	19

Subsection 7.02	Seller Representations and Covenants	30

Subsection 7.03	Repurchase; Substitution	32

Subsection 7.04	Repurchase of Mortgage Loans With Early Payment Default	35

Subsection 7.05	Purchase Price Protection	36

SECTION 8.	Closing	36

Subsection 8.01	Closing Conditions	36

Subsection 8.02	Closing Documents	37

SECTION 9.	[Reserved.]	37

SECTION 10.	Costs	37

SECTION 11.	Interim Servicing; Servicing Transfer	38

Subsection 11.01	Temporary Servicing of Mortgage Loans	38

Subsection 11.02	Direction by Purchaser During Interim Servicing Period	40

Subsection 11.03	Collection of Mortgage Loan Payments	40

Subsection 11.04	Establishment of Custodial Account; Deposits in Custodial Account	40

Subsection 11.05	Withdrawals From the Custodial Account	42

Subsection 11.06	Establishment of Escrow Account; Deposits in Escrow Account	43

Subsection 11.07	Withdrawals From Escrow Account	43

i

SECTION 12.	The Seller	52

Subsection 12.01	Indemnification; Third Party Claims	52

Subsection 12.02	Merger or Consolidation of the Seller	52

Subsection 12.03	Limitation on Liability of the Seller and Others	52

SECTION 13.	Default	53

Subsection 13.01	Events of Default	53

Subsection 13.02	Waiver of Default.	54

SECTION 14.	Termination	55

Subsection 14.01	Termination	55

Subsection 14.02	Successors to the Seller as Interim Servicer	55

Subsection 14.03	Termination of Interim Servicing by Purchaser.	56

SECTION 15.	Notices	56

EXHIBITS

EXHIBIT 1	MORTGAGE LOAN DOCUMENTS

EXHIBIT 2	CONTENTS OF EACH MORTGAGE FILE

EXHIBIT 3	UNDERWRITING GUIDELINES

EXHIBIT 4	[RESERVED]

EXHIBIT 5	FORM OF MONTHLY REMITTANCE REPORT

EXHIBIT 6	FORM OF PPTL

EXHIBIT 7	[RESERVED]

EXHIBIT 8	FORM OF NOTICE OF SALE OF OWNERSHIP OF MORTGAGE LOAN

EXHIBIT 9	MORTGAGE LOAN SCHEDULE

EXHIBIT 10	TRANSFER INSTRUCTIONS

ADDENDUM I	REGULATION AB COMPLIANCE ADDENDUM

FLOW MORTGAGE LOAN PURCHASE AND SALE AGREEMENT

THIS FLOW MORTGAGE LOAN PURCHASE AND SALE AGREEMENT (the “Agreement”), dated January 30, 2011 is hereby executed by and between REDWOOD Redwood Residential Acquisition Corporation, a Delaware corporation, as purchaser (the “Purchaser”), and PrimeLending, a PlainsCapital Company, a Texas corporation, as seller (the “Seller”).

WITNESSETH:

WHEREAS, the Seller has agreed to sell from time to time to the Purchaser, and the Purchaser has agreed to purchase from time to time from the Seller, certain conventional, residential, first-lien mortgage loans (the “Mortgage Loans”) as described herein on a servicing released basis, and which shall be delivered as whole loans as provided herein; and

WHEREAS, the Mortgage Loans will be sold by the Seller and purchased by the Purchaser as pools or groups of whole loans on a servicing released basis (each, a “Mortgage Loan Package”) on the various Closing Dates as provided herein; and

WHEREAS, each of the Mortgage Loans will be secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the related Mortgage Loan Schedule which will be annexed to a PPTL (as defined herein) on the related Closing Date; and

WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

SECTION 1.  Definitions.

For purposes of this Agreement, the following capitalized terms shall have the respective meanings set forth below.

Adjustable Rate Mortgage Loan:  A Mortgage Loan purchased pursuant to this Agreement which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

Adjustment Date:  As to each Adjustable Rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note and Mortgage.

Agency Transfer:  As defined in Section 32 of this Agreement.

Agreement:  This Flow Mortgage Loan Purchase and Sale Agreement including all exhibits, schedules, amendments and supplements hereto.

ALTA:  The American Land Title Association or any successor thereto.

Anti-Money Laundering Laws: As defined in Section 7.01(h).

Appraised Value:  With respect to any Mortgaged Property, the lesser of (i) the value (or Reconciled Market Value if more than one appraisal is received) thereof as determined by a Qualified Appraiser at the time of origination of the Mortgage Loan, and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan; provided, however, that in the case of a Refinanced Mortgage Loan, such value (or Reconciled Market Value if more than one appraisal is received) of the Mortgaged Property is based solely upon the value determined by an appraisal or appraisals made for the originator of such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan by a Qualified Appraiser.

Arbitration: Arbitration in accordance with the then governing Commercial Arbitration Rules of the American Arbitration Association  ("AAA"),  which shall be conducted in New York, New York or other place  mutually acceptable to the parties to the arbitration.

Arbitrator:  A person who is not affiliated with the Seller or the Purchaser,  who is a member of the American Arbitration Association.

Assignment of Mortgage:  An individual assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to give record notice of the sale of the Mortgage to the Purchaser.

Assumed Principal Balance:  As to each Mortgage Loan as of any date of determination, (i) the principal balance of the Mortgage Loan outstanding as of the Cut-off Date after application of payments due on or before the Cut-off Date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan pursuant to Subsection 11.15 and representing payments or other recoveries of principal.

Balloon Mortgage Loan:  A Mortgage Loan that provided on the date of origination for monthly payments up to but not including the maturity date based on an amortization extending beyond its maturity date.

Business Day:  Any day other than (i) a Saturday or a Sunday, or (ii) a legal holiday in the State of New York or the State of California, or (iii) a day on which banks in the State of

New York or the State of California are authorized or obligated by law or executive order to be closed.

Closing Date:  The date or dates, set forth in the related PPTL, on which the Purchaser will purchase and the Seller will sell the Mortgage Loans identified therein.

CLTA:  The California Land Title Association or any other successor thereto.

CLTV: Combined Loan-to-Value Ratio.

Code:  The Internal Revenue Code of 1986, as amended, or any successor statute thereto.

Commission:  The United States Securities and Exchange Commission.

Condemnation Proceeds:  All awards, compensation and settlements in respect of a taking (whether permanent or temporary) of all or part of a Mortgaged Property by exercise of the power of condemnation or the right of eminent domain, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Consumer Information:  Any personally identifiable information in any form (written electronic or otherwise) relating to a Mortgagor, including, but not limited to: a Mortgagor’s name, address, telephone number, Mortgage Loan number, Mortgage Loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information; the fact that the Mortgagor has a relationship with the Company or the originator of the related Mortgage Loan; and any other non-public personally identifiable information.

Cooperative Corporation:  With respect to any Cooperative Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Cooperative Leases or similar arrangements.

Cooperative Lease:  The lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.

Cooperative Loan: A Mortgage Loan that is secured by a first lien on and perfected security interest in Cooperative Shares and the related Cooperative Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

Cooperative Project: With respect to any Cooperative Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including without limitation the land, separate dwelling units and all common elements.

Cooperative Shares: With respect to any Cooperative Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.

Cooperative Unit:  With respect to a Cooperative Loan, a specific unit in a Cooperative Project.

Credit Score: The credit score for each Mortgage Loan shall be the minimum of all credit bureau scores obtained at origination or such other time by the Seller.  When there is more than one applicant, the lowest of the applicants’ Credit Scores will be used.  There is only one (1) score for any loan regardless of the number of borrowers and/or applicants.

Custodial Account:  As defined in Subsection 11.04.

Customary Servicing Procedures:  With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates, or as such mortgage servicing practices may change from time to time.

Cut-off Date:  With respect to each Mortgage Loan, the first day of the month of the related Closing Date as set forth in the related PPTL.

Deleted Mortgage Loan:  A Mortgage Loan replaced or to be replaced with a Substitute Mortgage Loan in accordance with this Agreement.

Due Date:  The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Eligible Account:  Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company) have the highest short-term ratings of each Rating Agency at the time any amounts are held on deposit therein, or (ii) any other account acceptable to each Rating Agency.  If the short-term credit rating of the depository institution or trust company that maintains the account or accounts falls below the highest short-term rating of any Rating Agency, the funds on deposit therewith in connection with this transaction shall be transferred to an Eligible Account within 30 days of such downgrade.

Eligible Investments:  Any one or more of the following obligations or securities:

(i)           direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii)          (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency or in the highest rating category with respect to short-term obligations and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii)         repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i)  above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv)         securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories for long-term unsecured debt or in the highest rating category with respect to short-term obligations by each Rating Agency at the time of such investment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Eligible Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as Eligible Investments to exceed 10% of the aggregate outstanding principal balances of all of the Mortgage Loans and Eligible Investments;

(v)          commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) which are rated in the highest rating category by each Rating Agency at the time of such investment;

(vi)         any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(vii)        any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency for long-term unsecured debt or in the highest rating category by each Rating Agency with respect to short-term obligations.

provided, however, that no instrument or security shall be an Eligible Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Escrow Account:  As defined in Subsection 11.06.

Escrow Payments:  The amounts constituting ground rents, taxes, assessments, Primary Mortgage Insurance Policy premiums, fire and hazard insurance premiums, flood insurance premiums, condominium charges and other payments as may be required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Mortgage Note or Mortgage.

Event of Default:  Any one of the conditions or circumstances enumerated in Subsection 13.01.

Fannie Mae:  The entity formerly known as the Federal National Mortgage Association or any successor thereto.

Fannie Mae Guides:  The Fannie Mae Sellers’ Guide and the Fannie Mae Servicers’ Guide and all amendments or additions thereto in effect on and after the related Closing Date.

FDIC:  The Federal Deposit Insurance Corporation or any successor thereto.

FDPA: The Flood Disaster Protection Act of 1973, as amended.

FHFA:  The Federal Housing Finance Agency or any successors thereto.

Fidelity Bond:  The fidelity bond required to be obtained by the Servicer pursuant to Subsection 11.12.

FIRREA:  The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended and in effect from time to time.

First Remittance Date:  With respect to each Mortgage Loan Package, the 18th day (or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day) of the calendar month immediately following the Closing Date; provided, however, if the Servicing Transfer Date is not one (1) or more Business Days prior to the first day of such calendar month, such date will be the 18th day (or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day) of the next succeeding calendar month.

Freddie Mac:  The entity formerly known as the Federal Home Loan Mortgage Corporation or any successor thereto.

Freddie Mac Guide:  The Freddie Mac Single Family Seller/Servicer Guide and all amendments or additions thereto in effect on and after the related Closing Date.

Full Prepayment:  Any payment of the entire principal balance of a Mortgage Loan which is received in advance of its scheduled Due Date and is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

GAAP:  Generally accepted accounting principles consistently applied.

Gross Margin:  With respect to any Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note and the Mortgage Loan Schedule that is added to the Index on each Adjustment Date in accordance with the terms of the related Mortgage Note to determine the new Mortgage Interest Rate for such Mortgage Loan.

Helping Families Act: As defined in Subsection 6.04.

Home Valuation Code of Conduct: The Home Valuation Code of Conduct effective as of May 1, 2009, as amended and in effect from time to time.

HUD:  The United States Department of Housing and Urban Development or any successor thereto.

Index:  With respect to any Adjustable Rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the Mortgage Interest Rate thereon.

Initial Rate Cap:  With respect to each Adjustable Rate Mortgage Loan and the initial Adjustment Date therefor, a number of percentage points per annum that is set forth in the Mortgage Loan Schedule and in the related Mortgage Note, which is the maximum amount by which the Mortgage Interest Rate for such Adjustable Rate Mortgage Loan may increase or decrease from the Mortgage Interest Rate in effect immediately prior to such Adjustment Date.

Insurance Proceeds:  With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Interim Servicing Officer: Any officer of the Seller involved in, or responsible for, the interim administration and servicing of the Mortgage Loans whose name appears on a list of officers furnished to the Purchaser by the Seller, as such list may be amended from time to time.

Interim Servicing Period: The period from the Closing Date to the related Servicing Transfer Date.

IO Adjustable Rate Mortgage Loan:  An Adjustable Rate Mortgage Loan with respect to which accrued interest only is payable by a Mortgagor on each Due Date until the IO Conversion Date.

IO Conversion Date:  With respect to an IO Adjustable Rate Mortgage Loan, the date that references the end of the “interest only period” applicable thereto.

Lifetime Rate Cap:  As to each Adjustable Rate Mortgage Loan, the maximum Mortgage Interest Rate which shall be as permitted in accordance with the provisions of the related Mortgage Note.

Liquidation Proceeds:  The proceeds received in connection with the liquidation of a defaulted Mortgage Loan through trustee’s sale, foreclosure sale or otherwise, other than amounts received following the acquisition of REO Property, Insurance Proceeds and Condemnation Proceeds.

Loan-to-Value Ratio:  With respect to any Mortgage Loan as of any date of determination, the ratio, expressed as a percentage, on such date of the outstanding principal balance of the Mortgage Loan, to the Appraised Value of the related Mortgaged Property.

LPMI: Lender paid mortgage insurance.

LTV:  Loan-to-Value Ratio.

Master Servicer:  With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

MERS:  Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS Mortgage Loan:  Any Mortgage Loan registered with MERS on the MERS System.

MERS System:  The system of recording transfers of mortgages electronically maintained by MERS.

MIN:  The Mortgage Identification Number for any MERS Mortgage Loan.

Minimum Interest Rate:  With respect to each Adjustable Rate Mortgage Loan, a rate that is set forth on the Mortgage Loan Schedule and in the related Mortgage Note and is the minimum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be decreased.

Monthly Payment:  The scheduled monthly payment on a Mortgage Loan due on any Due Date allocable to principal and/or interest on such Mortgage Loan pursuant to the terms of the related Mortgage Note.

Mortgage:  The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien upon a leasehold estate of the Mortgagor.

Mortgage File:  With respect to each Mortgage Loan, all documents involved in the origination, underwriting (including documented compensating factors pertaining to exceptions) and servicing of the Mortgage Loan, including but not limited to the documents specified in Exhibit 2, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Interest Rate:  With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note, including, but not limited to, the limitations on such interest rate imposed by the Initial Rate Cap, the Periodic Rate Cap, the Minimum Interest Rate and the Lifetime Rate Cap, if any.

Mortgage Loan:  An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the related Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Servicing File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, any escrow accounts related to the Mortgage Loan, the Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents:  With respect to any Mortgage Loan, the documents listed in Exhibit 1 hereto.

Mortgage Loan Package:  The pool or group of whole loans purchased on a Closing Date, as described in the Mortgage Loan Schedule annexed to the related PPTL.

Mortgage Loan Remittance Rate:  With respect to any Mortgage Loan, the annual rate of interest payable to the Purchaser, which shall be equal to the related Mortgage Interest Rate minus the related Servicing Fee Rate.

Mortgage Loan Schedule:  The schedule of Mortgage Loans prepared for each Closing Date, such schedule setting forth the information with respect to each Mortgage Loan included on Exhibit 9 hereto.

Mortgage Note:  The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage or, in the case of a Cooperative Loan, secured by the Cooperative Shares and the Cooperative Lease.

Mortgaged Property:  The Mortgagor’s real property securing repayment of a related Mortgage Note, consisting of a fee simple interest in a single parcel of real property improved by a Residential Dwelling.

Mortgagee:  The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

Mortgagor:  The obligor on a Mortgage Note, who is an owner of the Mortgaged Property and the grantor or mortgagor named in the Mortgage and such grantor’s or mortgagor’s successors in title to the Mortgaged Property.

NAIC:  The National Association of Insurance Commissioners or any successor organization.

Officer’s Certificate:  A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, a President or a Vice President of the Person on behalf of whom such certificate is being delivered.

Opinion of Counsel:  A written opinion of counsel, who may be salaried counsel for the Person on behalf of whom the opinion is being given, reasonably acceptable to each Person to whom such opinion is addressed.

OTS:  The Office of Thrift Supervision or any successor thereto.

Partial Prepayment:  Any payment of principal on a Mortgage Loan, other than a Full Prepayment, which is received in advance of its scheduled Due Date and is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Periodic Rate Cap:  As to each Adjustable Rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate, on any Adjustment Date as provided in the related Mortgage Note, if applicable.

Person:  An individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall:  As to any Remittance Date and any Mortgage Loan, (a) if such Mortgage Loan was the subject of a Full Prepayment during the related Principal Prepayment Period, the excess of one month’s interest (adjusted to the Mortgage Loan Remittance Rate) on the Assumed Principal Balance of such Mortgage Loan outstanding immediately prior to such prepayment, over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the Mortgagor in respect of such Principal Prepayment Period, and (b) if such Mortgage Loan was the subject of a Partial Prepayment during the related Principal Prepayment Period, an amount equal to the excess of one month’s interest at the Mortgage Loan Remittance Rate on the amount of such Partial Prepayment, over the amount of interest actually paid by the Mortgagor in respect of such Partial Prepayment during such Principal Prepayment Period.

Prepayment Penalty:  With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

Primary Mortgage Insurance Policy:  A policy of primary mortgage guaranty insurance.

Principal Prepayment:  Any full or partial payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Principal Prepayment Period:  As to any Remittance Date, the calendar month preceding the calendar month in which such Remittance Date occurs.

Purchase Price:  The price paid on the related Closing Date by the Purchaser to the Seller pursuant to this Agreement in exchange for the Mortgage Loans included in the related Mortgage Loan Package, as calculated pursuant to Section 4 and the related PPTL.

Purchase Price Percentage:  For each Mortgage Loan included in a Mortgage Loan Package, the percentage of par set forth in the related PPTL that is used to calculate the Purchase Price of the Mortgage Loans included in such Mortgage Loan Package.

PPTL:  With respect to each Mortgage Loan and Mortgage Loan Package, the Purchase Price and Terms Letter, substantially in the form of Exhibit 6 attached hereto, confirming the sale by Seller and the purchase by the Purchaser of the Mortgage Loan Package on the related Closing Date.

Purchaser:  The Person listed as such in the initial paragraph of this Agreement, together with its successors and assigns as permitted under the terms of this Agreement.

Qualified Appraiser:  With respect to each Mortgage Loan, an appraiser, duly appointed by the originator, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Fannie Mae or Freddie Mac (including but not limited to the Home Valuation Code of Conduct) and Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer:  An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided by the insurance policy issued by it, approved as an insurer by Fannie Mae and Freddie Mac.

Rating Agencies: Standard & Poor’s Ratings Services, a division of The McGraw- Hill Companies, Inc., Moody’s Investors Service, Inc., Fitch, Inc. or, in the event that some or all ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Reconstitution Agreement:  The agreement or agreements entered into by the Seller and the Purchaser and certain third parties on the Reconstitution Date or Reconstitution Dates with respect to any or all of the Mortgage Loans conveyed hereunder, in connection with a Whole Loan Transfer or a Securitization Transaction as provided in Subsection 32.01.

Reconciled Market Value: The estimated market value of the Mortgaged Property or REO Property that is reasonably determined by the Seller based on different results obtained from different permitted valuation methods or at different time periods, all in accordance with Customary Servicing Procedures.

Reconstitution Date:  The date or dates on which any or all of the Mortgage Loans are reconstituted as part of a Whole Loan Transfer or Securitization Transaction pursuant to Section 32 hereof.

Record Date:  The close of business of the last Business Day of the month preceding the month of the related Remittance Date or, in the case of a Remittance Date that is the Servicing Transfer Date, the Business Day prior to the Servicing Transfer Date.

Refinanced Mortgage Loan:  A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

Regulation AB:  Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R.  §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Regulation AB Compliance Addendum:  Addendum I attached hereto and incorporated herein by reference thereto.

REMIC:  A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

Remittance Date:  (a) The 18th day (or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day) of any month, beginning with the First Remittance Date with respect to each Mortgage Loan Package, and (b) the Servicing Transfer Date.

REO Disposition:  The final sale by the Seller or the Purchaser of an REO Property.

REO Disposition Proceeds:  All amounts received with respect to an REO Disposition pursuant to Subsection 11.13.

REO Property:  A Mortgaged Property acquired by or on behalf of the Purchaser through foreclosure or deed in lieu of foreclosure as described in Subsection 11.13.

Repurchase Price:  With respect to any Mortgage Loan, a price equal to (i) the product of the Purchase Price Percentage and the Stated Principal Balance of the Mortgage Loan, plus, (ii) interest on such outstanding principal balance at the related Mortgage Loan Interest Rate from the last date through which interest was last paid and distributed to the Purchaser to the last day of the month in which such repurchase occurs, plus, (iii) reasonable and customary third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased.

Residential Dwelling:  Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a condominium project or (iv) a one-family dwelling in a planned unit development, none of which is a cooperative, mobile or manufactured home.

Securities Act:  The Securities Act of 1933, as amended.

Securitization Transaction:  Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly by the Purchaser to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Seller: PrimeLending, a PlainsCapital Company, or its successor in interest or any successor to the Seller under this Agreement appointed as herein provided.

Servicer:  The servicer set forth in the related PPTL.

Servicing Advances:  All customary, reasonable and necessary out-of-pocket costs and expenses incurred in the performance by the Servicer of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage, and (d) payments made by the Servicer with respect to a Mortgaged Property pursuant to Subsection 11.08.

Servicing Fee:  With respect to each Mortgage Loan, the fee the Purchaser shall pay to the Seller to interim service the Mortgage Loans, which shall, for each month, be equal to one-twelfth of the product of the applicable Servicing Fee Rate and the Stated Principal Balance of such Mortgage Loan (pro-rated with respect to partial months).  Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed.  The obligation of the Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds and other proceeds, to the extent permitted by Subsection 11.05) of related Monthly Payments collected by the Seller, or as otherwise provided under Subsection 11.05.

Servicing Fee Rate:  With respect to each Mortgage Loan, the per annum rate set forth on the related Mortgage Loan Schedule or if not specified thereon, in the related PPTL.

Servicing File:  With respect to each Mortgage Loan, the documents pertaining thereto specified in Exhibit 2 and copies of all documents for such Mortgage Loan specified in Exhibit 1.

Servicing Rights: With respect to each Mortgage Loan, any and all of the following: (a) all rights to service the Mortgage Loan; (b) all rights to receive the Servicing Fees, additional servicing compensation (including, without limitation, any late fees, assumption fees, penalties or similar payments with respect to the Mortgage Loan, and income on escrow accounts or other receipts on or with respect to the Mortgage Loan), reimbursements or indemnification for servicing the Mortgage Loan, and any payments received in respect of the foregoing and proceeds thereof; (c) the right to collect, hold and disburse escrow payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected with respect thereto and to receive interest income on such amounts to the extent permitted by applicable law; (d) all accounts and other rights to payment related to any of the property described in this paragraph; (e) possession and use of any and all Mortgage Loan Documents and Mortgage Files pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans; (f) all rights and benefits relating to the direct solicitation of the related Mortgagors for refinance or modification of the Mortgage Loans and attendant right, title and interest in and to the list of such Mortgagors and data relating to their respective Mortgage Loans; (g) all rights, powers and privileges incident to any of the foregoing; and (h) all agreements or documents creating, defining or evidencing any of the foregoing rights to the extent they relate to such rights.

Servicing Transfer Date:  The date or dates, set forth in the related PPTL and the Servicer will begin servicing the Mortgage Loans for the benefit of the Purchaser.

Servicing Transfer Instructions:  The servicing transfer instructions in the form of Exhibit 10 hereto.

Stated Principal Balance:  As to each Mortgage Loan as to any date of determination, (i) the principal balance of the Mortgage Loan as of the first day of the month for which such calculation is being made after giving effect to the principal portion of any Monthly Payments due on or before such date, whether or not received, as well as any Principal Prepayments received before such date, minus, without duplication, (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal, or advances in lieu thereof.

Substitute Mortgage Loan:  A mortgage loan substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, be approved by the Purchaser and meet the conditions described in Section 7.03(b) of this Agreement.

Underwriting Guidelines:  As to each Mortgage Loan Package, the written underwriting guidelines in effect as of the origination date of such Mortgage Loans, attached hereto as Exhibit 3, as may be updated and incorporated into Exhibit 3 from time to time by attaching such updates to the PPTL.

USA Patriot Act: Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

USPAP: The Uniform Standards of Professional Appraisal Practice, as amended and in effect from time to time.

Whole Loan Transfer:  Any sale or transfer by the Purchaser of some or all of the Mortgage Loans (including an Agency Transfer), other than a Securitization Transaction.

SECTION 2.  Purchase and Conveyance.

The Seller, in exchange for the payment of the applicable Purchase Price by the Purchaser on the related Closing Date, receipt of which is hereby acknowledged, hereby sells, transfers, assigns, sets over and conveys to the Purchaser, without recourse, but subject to the terms of this Agreement, all of its rights, title and interest in and to the Mortgage Loans in a Mortgage Loan Package having a Stated Principal Balance in an amount as set forth in the related PPTL, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loan Package accepted by the Purchaser on the related Closing Date, together with the related Mortgage Files and all rights and obligations arising under the documents contained therein, other than the servicing rights to such Mortgage Loans.

With respect to each Mortgage Loan, the Purchaser shall own and be entitled to (1) the principal portion of all Monthly Payments due after the related Cut-off Date, (2) all other recoveries of principal collected after the related Cut-off Date (provided, however, that the principal portion of all Monthly Payments due on or before the related Cut-off Date and collected by the Seller or any successor servicer after the related Cut-off Date shall belong to the Seller), and (3) all payments of interest on the Mortgage Loans (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date).  The Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled Principal Prepayments collected prior to the related Cut-off Date; provided, however, that Monthly Payments for a Due Date beyond the Cut-off Date shall not be applied to reduce the principal balance.  Such Monthly Payments shall be the property of the Purchaser.  If the Servicing Transfer Date has not yet occurred, the Seller shall remit any such Monthly Payments to the Purchaser on the Remittance Date following collection thereof.  If the Servicing Transfer Date has occurred, the Seller shall remit any such Monthly Payments to the Purchaser in accordance with the Servicing Transfer Instructions.

SECTION 3.  Mortgage Loan Schedule.

The Seller shall deliver the Mortgage Loan Schedule (which will be annexed to the related PPTL) to the Purchaser at least two (2) Business Days prior to the related Closing Date.

SECTION 4.  Purchase Price.

The Purchase Price for the Mortgage Loans being acquired on a Closing Date shall be equal to the sum of (a) the product of (i) the Purchase Price Percentage stated in the related PPTL (subject to adjustment as provided therein) and (ii) the Stated Principal Balance of the Mortgage Loans listed on the related Mortgage Loan Schedule, plus (b) an amount equal to accrued interest on the aggregate Stated Principal Balance of the Mortgage Loans at the weighted average Mortgage Interest Rate of such Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, both inclusive (assuming 30/360) (the “Purchase Price”). If so provided in the related PPTL, portions of the Mortgage Loans shall be priced separately.

The Purchase Price as set forth in the preceding paragraph for the Mortgage Loans shall be paid on the related Closing Date by wire transfer of immediately available funds.

SECTION 5.  Examination of Mortgage Files.

The Seller shall, at the direction of the Purchaser, deliver to the Purchaser or its designee in escrow, for examination and retention, with respect to each Mortgage Loan to be purchased on the related Closing Date, the related Mortgage File in hard copy or  in digital format on compact disks or DVD.  Such examination may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date.  The Purchaser may, at its option and without notice to the Seller, purchase all or part of the Mortgage Loan package without conducting any partial or complete examination. The fact that the Purchaser has conducted or has determined not to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser’s (or any of its successors’) rights to demand repurchase or other relief or remedy provided for in this Agreement.

SECTION 6.  Delivery of Mortgage Loan Documents.

Subsection 6.01  Possession of Mortgage Files.

Originals or copies of all documents, including but not limited to the documents listed on Exhibit 2 and comprising the Mortgage File, other than the Mortgage Loan Documents, shall be delivered to the Purchaser or its designee on or prior to the related Closing Date.  During the Interim Servicing Period, originals of the contents of each Mortgage File not delivered to the Purchaser or the custodian appointed by the Purchaser are and shall be held in trust by the Seller for the benefit of the Purchaser as the owner thereof and shall be available for review by the Purchaser upon request.  The Seller’s possession of any portion of each such Mortgage File is at the will of the Purchaser, and such retention and possession by the Seller shall be in a custodial capacity only.  The ownership of each Mortgage Note, Mortgage and the contents of each Mortgage File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.  The copies of the Mortgage File retained by the Seller with respect to each Mortgage Loan pursuant to this Agreement shall be appropriately identified in the Seller’s computer system to reflect clearly the ownership of such related Mortgage Loan by the Purchaser.  The Seller shall release from its custody the contents of any Mortgage File retained by it only in accordance with this Agreement and the Servicing Transfer Instructions, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 7.03 of this Agreement or if required under applicable law or court order.

Subsection 6.02  Books and Records.

The sale of each Mortgage Loan will be reflected on the Seller’s balance sheet and other financial statements as a sale of assets by the Seller.  The Seller shall maintain a complete set of books and records for the Mortgage Loans sold by it which shall be appropriately identified in the Seller’s computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser.

In addition to the foregoing, the Seller shall provide to any supervisory agents or examiners that regulate the Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to the Seller and without charge to the Seller or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Subsection 6.03  Delivery of Mortgage Loan Documents.

The Seller shall deliver and release to the Purchaser or the custodian appointed by the Purchaser the Mortgage Loan Documents no later than four (4) Business Days prior to the related Closing Date or, upon the request of the Purchaser, earlier, if necessary or desirable to facilitate a review. If the Seller cannot deliver the original recorded Mortgage Loan Documents on the related Closing Date, the Seller shall, promptly upon receipt thereof and in any case not later than 120 days from the Closing Date, deliver such original recorded documents to the Purchaser or the appointed custodian (unless the Seller is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office).  If delivery is not completed within 120 days of the related Closing Date solely because such documents shall not have been returned by the appropriate recording office, the Seller shall deliver such document to Purchaser, or the appointed custodian, within such time period as specified in a Seller’s Officer’s Certificate.  In the event that documents have not been received by the date specified in the Seller’s Officer’s Certificate, a subsequent Seller’s Officer’s Certificate shall be delivered by such date specified in the prior Seller’s Officer’s Certificate, stating a revised date for receipt of documentation.  The procedure shall be repeated until the documents have been received and delivered. The Seller shall use its best efforts to effect delivery of all delayed recorded documents within 180 days of the related Closing Date.  If delivery of all Mortgage Loan Documents with respect to any Mortgage Loan is not completed within 360 days of the related Closing Date then, at Purchaser’s option, the Seller shall repurchase such Mortgage Loan in such manner set forth in Section 7.03.

Any review by the Purchaser or its designee of the Mortgage Files shall in no way alter or reduce the Seller’s obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to any document constituting part of a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Seller and the Seller shall cure or repurchase such Mortgage Loan in accordance with Section 7.03.

The Seller shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into within one week of their execution and shall also provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within five (5) days of its return from the appropriate public recording office.

Subsection 6.04  RESPA Notice and Helping Families Notice

(a)           Prior to each Servicing Transfer Date, the Seller shall furnish to the applicable Mortgagors notices required under the Real Estate Settlement Procedure Act (“RESPA”) within the time frames required by RESPA.

(b)           Within thirty (30) days following the Closing Date in respect of a Mortgage Loan, the Seller shall furnish to the Mortgagor of such Mortgage Loan the notice required by Section 404 of the Helping Families Save Their Homes Act of 2009 (the “Helping Families Act”) in accordance with the provisions of the Helping Families Act.

SECTION 7.  Representations, Warranties and Covenants; Remedies for Breach.

Subsection 7.01  Representations and Warranties Regarding Individual Mortgage Loans.

The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date or such other date specified herein:

(a)           Property Valuation:  Each Mortgage File contains a written appraisal prepared by an appraiser licensed or certified by the applicable governmental body in which the mortgaged property is located and in accordance with the requirements of Title XI of FIRREA.  The appraisal was written, in form and substance, to (i) customary Fannie Mae or Freddie Mac standards for mortgage loans of the same type as such Mortgage Loans and (ii) USPAP standards, and satisfies applicable legal and regulatory requirements. The appraisal was made and signed prior to the final approval of the Mortgage Loan application.  The person performing any property valuation (including an appraiser) received no benefit from, and such person's compensation or flow of business from the originator was not affected by, the approval or disapproval of the Mortgage Loan.  The selection of the person performing the property valuation was made independently of the broker (where applicable) and the originator's loan sales and loan production personnel. The selection of the appraiser met the criteria of Fannie Mae and Freddie Mac for selecting an independent appraiser.

(b)           Income/Employment/Assets:  With respect to each Mortgage Loan the originator verified the borrower's income, employment, and assets in accordance with its written Underwriting Guidelines and employed procedures designed to authenticate the documentation supporting such income, employment, and assets. Such verification includes the transcripts received from the Internal Revenue Service pursuant to a filing of IRS Form 4506-T. With respect to each Mortgage Loan, in order to test the reasonableness of the income, the originator used (i) transcripts received from the IRS pursuant to a filing of IRS Form 4506-T (to the extent specified in the Mortgage Loan Schedule) or (ii) public and/or commercially available information acceptable to the Purchaser.

(c)           Occupancy:  The originator has given due consideration to factors, including but not limited to, other real estate owned by the borrower, commuting distance to work, appraiser comments and notes, the location of the property and any difference between the mailing address active in the servicing system and the subject property address to evaluate whether the occupancy status of the property as represented by the borrower is reasonable.  All owner occupied properties are, to the best of Seller’s knowledge, occupied by the owner at the time of purchase of the mortgage.

(d)           Data:  The information set forth in the related Mortgage Loan Schedule, including any diskette or other related data tapes sent to the Purchaser, is complete, true and correct in all material respects. The information on the Mortgage Loan Schedule and the information provided are consistent with the contents of the originator's records and the Mortgage File.  The Mortgage Loan Schedule contains all the fields indicated in Exhibit 9.  Any seller or builder concession has been subtracted from the Appraised Value of the Mortgaged Property for purposes of determining the LTV and CLTV. Except for information specified to be as of the origination date of the Mortgage Loan, the Mortgage Loan Schedule contains the most current information possessed by the originator.  No appraisal or other property valuation referred to or used to determine any data listed on the Mortgage Loan Schedule was more than 3 months old at the time of the Mortgage Loan closing.

(e)           Fraud:   No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to the Mortgage Loan has taken place on the part of the Mortgagor, the Seller or any other Person, including, without limitation, any appraiser, title company, closing or settlement agent, realtor, builder or developer or any other party involved in the origination or sale of the Mortgage Loan or the sale of the Mortgaged Property, that would impair in any way the rights of the Purchaser in the Mortgage Loan or Mortgaged Property or that violated applicable law.

(f)           Underwriting; Collection Practices; Escrow Payments:   Each Mortgage Loan either (i) was underwritten in conformance with the originator's Underwriting Guidelines in effect at the time of origination without regard to any underwriter discretion or (ii) if not underwritten in conformance with the originator's guidelines, has reasonable and documented compensating factors. The methodology used in underwriting the extension of credit for the Mortgage Loan includes objective mathematical principles that relate to the relationship between the borrower's income, assets and liabilities and the proposed payment.  The Credit Score used in applying the originator's Underwriting Guidelines was the lowest Credit Score received by an applicant.  With respect to escrow deposits and mortgage escrow accounts, all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item subject to an escrow requirement which remains unpaid and which has been assessed but is not yet due and payable. Except in connection with a modification disclosed on the Mortgage Loan Schedule and contained in the Servicing File, no escrow deposits or escrow payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. With respect to each Adjustable Rate Mortgage Loan, all mortgage interest rate adjustments and monthly payment adjustments have been made in strict compliance with Customary Servicing Procedures, and, as of the applicable Transfer Date, Seller’s servicing system has been updated to reflect any such adjustments. The Seller executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the monthly payment adjustments. Any interest required to be paid to the Mortgagor pursuant to state, federal and local law has been properly paid and credited.

(g)           Mortgage Insurance:  Except as indicated for pledged asset loans, if a Mortgage Loan has an LTV greater than 80%, the Mortgage Loan has mortgage insurance in accordance with the terms of the Fannie Mae Guide or the Freddie Mac Guide and is insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect and all premiums due thereunder have been paid. No action, inaction or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy and to pay all premiums and charges in connection therewith. To the extent a Mortgage Loan is insured under an LPMI policy, the Mortgage Interest Rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such premium.

(h)           Regulatory Compliance:  Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing, or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects.  No Mortgage Loan is a “high cost” or “covered” loan, as defined by any applicable federal, state or local predatory or abusive lending law, and no Mortgage Loan has a percentage listed under the Indicative Loss Severity Column (the column that appears in the Standard & Poor's Anti-Predatory Lending Law Update Table, included in the then-current Standard & Poor's LEVELS® Glossary of Terms on Appendix E). Any breach of this representation shall be deemed to materially and adversely affect the value of the Mortgage Loan and shall require a repurchase of the affected Mortgage Loan.  No Mortgage Loan secured by property located in the State of Georgia was originated on or after October 1, 2002 and prior to March 7, 2003. No Mortgage Loan originated on or after March 7, 2003 is a “high cost home loan” as defined under the Georgia Fair Lending Act.   No borrower was encouraged or required to select a loan product offered by an originator that was a higher cost product designed for less-creditworthy borrowers, unless at the time of the Mortgage

Loan's origination, such borrower did not qualify, taking into account credit history and debt-to-income ratios, for a lower cost credit product then offered by such originator or any affiliate of such originator.   To the best of Seller’s knowledge, there does not exist on the related Mortgaged Property any hazardous substances, hazardous wastes or solid wastes, as such terms are defined in the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, or other federal, state or local environmental legislation including, without limitation, asbestos.  There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of such Mortgaged Property.  The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws. The servicing of each Mortgage Loan prior to the related Closing Date complied in all material respects with the Customary Servicing Procedures and all then-applicable federal, state and local laws.  Any breach of any representations made in this clause (h) shall be deemed to materially and adversely affect the value of the Mortgage Loan and shall require a repurchase of the affected Mortgage Loan.

(i)            Borrower: As of the related Closing Date, the Mortgagor is not in bankruptcy and is not insolvent and the Seller has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent or materially adversely affect the value or marketability of the Mortgage Loan.  Either the Mortgagor is a natural person who is legally permitted to reside in the United States or the Mortgagor is an inter-vivos trust acceptable to Fannie Mae.  No borrower had a prior bankruptcy in the last ten years.  No borrower previously owned a property in the last ten years that was the subject of a foreclosure during the time the borrower was the owner of record.

(j)            Source of Loan Payments: No loan payment has been escrowed as part of the loan proceeds on behalf of the borrower.  No payments due and payable under the terms of the Mortgage Note and Mortgage or deed of trust, except for seller or builder concessions, have been paid by any person who was involved in, or benefited from, the sale or purchase of the Mortgaged Property or the origination, refinancing, sale, purchase or servicing of the Mortgage Loan other than the borrower.

(k)           Down Payment: The borrower has contributed at least 5% of the Purchase Price with his/her own funds.

(l)            No Prior Liens:  The Seller is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note, and upon recordation the Purchaser or its designee will be the owner of record of the Mortgage and the indebtedness evidenced by the Mortgage Note, and upon the sale of the Mortgage Loan to the Purchaser, the Seller will retain any Mortgage File documents during the Interim Servicing Period in its possession in trust for the Purchaser.   Each sale of the Mortgage Loan from any prior owner or the Seller was in exchange for fair equivalent value, and the prior owner or the Seller, as applicable, was solvent both prior to and after the transfer and had sufficient capital to pay and was able to pay its debts as they would generally mature. Upon the transfer and assignment to the Purchaser on the related Closing Date, the Mortgage Loan, including the Mortgage Note and the Mortgage, was not subject to an assignment or pledge and the Seller had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest. The Seller has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan.

(m)          Enforceability and Priority of Lien: The related Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property, and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the Appraised Value of the Mortgaged Property as set forth in such appraisal and (3) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Seller has the full right to sell and assign the same to the Purchaser;  there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage. The related original Mortgage has been recorded or is in the process of being recorded.

(n)           Complete Mortgage Files:   The Mortgage Note, the Mortgage, the Assignment of Mortgage and the other Mortgage Loan Documents set forth in Exhibits 1 and 2 and required to be delivered on the related Closing Date have been delivered to the Purchaser or its designee in compliance with the specific requirements of this Agreement. With respect to each Mortgage Loan, the Seller is in possession of a complete Mortgage File including all documents used in the qualification of the borrower except for such documents as have been delivered to the Purchaser or its designee.  In the event the Mortgage is a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated, is named in the Mortgage and currently so serves, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the borrower.

(o)           No Modifications: The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any material respect, except by a written instrument that, if required by applicable law, has been recorded or is in the process of being recorded.  The substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy and title insurance policy, to the extent required by such policies, the terms of such waiver, alteration or modification have been reflected in the Mortgage Loan Schedule and the written instrument reflecting such terms has been included in the Mortgage File.  No Mortgagor has been released, in whole or in part, from the terms of the Mortgage Note and the Mortgage, except in connection with an assumption agreement which is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule.  The Mortgage has not been satisfied, canceled or  subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor.

(p)           Taxes Paid:  All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid by the borrower, or escrow funds from the borrower have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable.

(q)           No Damage/Condemnation:  Each Mortgaged Property is undamaged by waste, vandalism, fire, hurricane, earthquake or earth movement, windstorm, flood, tornado or other casualty adversely affecting the value of a Mortgaged Property or the use for which the premises were intended, and each Mortgaged Property is in substantially the same condition it was at the time the most recent Appraised Value was obtained. There is no proceeding pending or threatened for the total or partial condemnation of any Mortgaged Property.

(r)           Fee Simple Estate / No Encroachments / Compliance with Zoning:  The Mortgage creates a first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note.  All improvements subject to the Mortgage which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit), no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (v) below and all improvements on the property comply with all applicable building, zoning and subdivision laws, regulations and ordinances.

(s)           Legally Occupied:  As of the related Closing Date, the Mortgaged Property is lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.

(t)           Mortgage Loan Legal and Binding:  The Mortgage Note, the Mortgage and other agreements executed in connection therewith are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general application affecting the rights of creditors and by general equitable principles.  The Seller has taken all action necessary to transfer such rights of enforceability to the Purchaser.  All parties to the Mortgage Note, the Mortgage and other agreements executed in connection therewith, had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Note and the Mortgage have been duly and properly executed by such parties.

(u)           Proceeds Fully Disbursed / Recording Fees Paid:  The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid or are in the process of being paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.

(v)           Existence of Title Insurance:  Each Mortgage Loan (except (1) any Mortgage Loan secured by a Mortgaged Property located in any jurisdiction as to which an opinion of counsel of the type customarily rendered in such jurisdiction in lieu of title insurance is instead received and (2) any Mortgage Loan secured by Cooperative Shares) is covered by an ALTA lender's title insurance policy or other form of policy or insurance generally acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (m)(1), (2) and (3) above) the Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan.  Additionally, such policy affirmatively insures ingress and egress to and from the Mortgaged Property. Where required by applicable state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Seller, its successors and assigns, are the sole insureds of such lender's title insurance policy; such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Seller's interest therein does not require the consent of or notification to the insurer; and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement and the related PPTL. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy.  No Obligated Party or other Person has provided or received any unlawful fee, commission, kickback, or other compensation or value of any kind in connection with the title insurance policy.

(w)          Hazard Insurance:  All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by the Freddie Mac Guides, in an amount representing coverage not less than the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loans and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer.  If the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the project. If required by the FDPA, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration and conforming to Fannie Mae and Freddie Mac requirements, in an amount not less than the amount required by the FDPA. Such policy was issued by an insurer acceptable under the Fannie Mae Guides or the Freddie Mac Guides. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and upon the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. All such standard hazard and flood policies are in full force and effect and on the date of origination contained a standard mortgagee clause naming the Seller and its successors in interest and assigns as loss payee; such clause is still in effect and all premiums due on any such policies have been paid in full.  No obligated party or borrower, or any other Person, has engaged in any act or omission that would impair the coverage of any such insurance policy, the benefits of the endorsement provided for therein, or the validity and binding effect of either, including, without limitation, the provision or receipt of any unlawful fee, commission, kickback, or other compensation or value of any kind. No action, inaction, or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any such insurance policies, regardless of the cause of such failure of coverage.

(x)           No Default:  There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Seller nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration.  No foreclosure action is currently threatened or has been commenced with respect to any Mortgaged Property.

(y)           No Rescission:  The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.  The Mortgagor was not a debtor at the time of origination of the Mortgage Loan and is not currently a debtor in any state or federal bankruptcy or insolvency proceeding.

(z)           Enforceable Right of Foreclosure: The Mortgage relating to a Mortgaged Property contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against such Mortgaged Property of the benefits of the security provided thereby. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose on the Mortgage.

(aa)         Mortgaged Property is 1-4 Family:  The Mortgaged Property consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a mobile home. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date or origination no portion of the Mortgaged Property has been used for commercial purposes.

(bb)        Mortgage Loan Qualifies for REMIC:  Each Mortgage Loan constitutes a qualified mortgage under Section 860G(a)(3)(A) of the Code and Treasury Regulations Section 1.860G-2(a)(l).

(cc)         [Reserved.]

(dd)        Doing Business:  All parties which have had any interest in the Mortgage, whether as Mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located and (B) (1) organized under the laws of such state, (2) qualified to do business in such state, (3) a federal savings and loan association, a national bank, a Federal Home Loan Bank or a savings bank having principal offices in such state or (4) not doing business in such state.

(ee)         Loans Current / Prior Delinquencies:  All payments due on a Mortgage Loan on or prior to the related Closing Date have been made as of the related Closing Date, such Mortgage Loan is not delinquent in payment by more than 30 days and no payment with respect to such Mortgage Loan has been delinquent during the preceding twelve-month period; no payment made on such Mortgage Loan has been dishonored; there are no material defaults under the terms of such Mortgage Loan; and neither the Seller nor any other party has advanced funds or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan.

(ff)          [Reserved.]

(gg)        Acceleration of Payments:  The Mortgage contains the usual and enforceable provisions of the originator at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the Mortgagee thereunder.

(hh)        [Reserved.]

(ii)           Leasehold Interest Representation And Warranty:  To the extent the Mortgage Loan is secured by a leasehold interest: (1) the borrower is the owner of a valid and subsisting interest as tenant under the lease and is not in default thereunder, (2) the lease is in full force and effect, and is unmodified, (3) all rents and other charges have been paid when due, (4) the lessor under the lease is not in default, (5) the execution, delivery, and performance of the Mortgage do not require the consent (other than the consents that have been obtained and are in full force and effect) under, and will not violate or cause a default under, the terms of the lease, (6) the lease is assignable or transferable, (7) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note, (8) the lease does not provide for termination of the lease in the event of the borrower's default without written notice to the Mortgagee and a reasonable opportunity to cure the default, (9) the lease permits the mortgaging of the related Mortgaged Property and (10) the lease protects the Mortgagee's interests in the event of a property condemnation.

(jj)           Sole Collateral:  As of the related Closing Date, the Mortgage Note is not and has not been secured by any collateral other than the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (m) above, and such collateral does not serve as security for any other obligation.

(kk)         Full Disclosure:  The Mortgagor has received all disclosure materials required by applicable law with respect to the making of fixed rate or adjustable rate mortgage loans, as applicable.

(ll)           No Graduated Payments:  The Mortgage Loan does not contain “graduated payment” features, does not have a shared appreciation or other contingent interest feature and does not contain any buydown provisions.

(mm)       No Negative Amortization Loans, All 30 Year Mortgages:  The Mortgage Loans have an original term to maturity of not more than 30 years, with interest payable in arrears on the first day of each month. Each Mortgage Note requires a monthly payment which is sufficient to fully amortize the original principal balance over the original term thereof (except in the case of interest only loans) and to pay interest at the related Mortgage Interest Rate. No Mortgage Loan contains terms or provisions which would result in negative amortization.

(nn)        Recordable:  As to any Mortgage Loan which is not a MERS Mortgage Loan, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(oo)        Payment Terms:  Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in equal monthly installments of principal and interest (if not an interest only loan), with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization.

(pp)        Condominiums:  If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development), or stock in a cooperative housing corporation, such condominium, cooperative or planned unit development project meets the eligibility requirements of Fannie Mae and Freddie Mac.

(qq)        Servicemembers’ Civil Relief Act:  The Mortgagor has not notified the Seller that it is requesting relief under the Servicemembers' Civil Relief Act, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act.

(rr)          Construction:  As of the related Closing Date, no Mortgage Loan was in construction or rehabilitation status and no trade-in or exchange of a Mortgaged Property has been facilitated.

(ss)         Qualified Lender:  The Mortgage Loan was originated by a Mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution supervised and examined by a federal or state authority.

(tt)          No Ground Leases:  No Mortgaged Property is subject to a ground lease.

(uu)        No Additional Fees:  With respect to any broker fees collected and paid on any of the Mortgage Loans, all such fees have been properly assessed to the Mortgagor and no claims will arise as to such fees that are double charged and for which the Mortgagor would be entitled to reimbursement.

(vv)        Home Ownership and Equity Protection Act 1994:  None of the Mortgage Loans are subject to the Home Ownership and Equity Protection Act of 1994 or any comparable state law.

(ww)       No Single Credit Insurance:  None of the proceeds of the Mortgage Loan were used to finance single premium credit insurance policies.

(xx)         Principal Advances:  Any principal advances made to the Mortgagor prior to the related Closing Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the Mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(yy)        Interest Calculation:  Interest on each Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months.

(zz)          No Balloon Loans:  No Mortgage Loan is a balloon loan.

(aaa)       MERS Mortgage Loans:  With respect to each MERS Mortgage Loan, a MIN has been assigned by MERS and such MIN is accurately provided on the Mortgage Loan Schedule. The related Assignment of Mortgage to MERS has been duly and properly recorded.   With respect to each MERS Mortgage Loan, the Seller has not received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS.

(bbb)      Credit Reporting:  With respect to each Mortgage Loan, the Seller has fully and accurately furnished complete information on the related borrower credit files to Equifax, Experian and Trans Union Credit Information in accordance with the Fair Credit Reporting Act and its implementing regulations.

(ccc)       Tax Service Contracts.  Unless otherwise agreed upon by the Seller and the Purchaser, each Mortgage Loan is covered by a life of loan, transferable real estate tax service contract assignable to the Purchaser.

(ddd)      Flood Certifications.  Unless otherwise agreed upon by the Seller and the Purchaser, each Mortgage Loan is covered by a life of loan, transferable flood certification contract assignable to the Purchaser.

Subsection 7.02  Seller Representations and Covenants.

The Seller hereby represents, warrants and covenants to the Purchaser that, as to itself as of the related Closing Date (or such other date as is specified below):

(a)           It is a national banking association, duly organized, validly existing, and in good standing under the laws of the United States and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by it.  It is an approved seller in good standing of conventional residential mortgage loans for Fannie Mae or Freddie Mac and is a HUD-approved mortgagee under Section 203 of the National Housing Act.  It has corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by it and the consummation of the transactions contemplated hereby have been duly and validly authorized.  This Agreement, assuming due authorization, execution and delivery by the Purchaser, evidences the legal, valid, binding and enforceable obligation of it, subject to applicable law except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law.  All requisite corporate action has been taken by it to make this Agreement valid and binding upon it in accordance with the terms of this Agreement.

(b)           No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over it or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained.

(c)           The consummation of the transactions contemplated by this Agreement are in its ordinary course of business and will not result in the breach of any term or provision of its articles of association or by-laws or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which it or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which it or its property is subject.

(d)           Its transfer, assignment and conveyance of the Mortgage Notes and the Mortgages pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(e)           There is no action, suit, proceeding or investigation pending or, to its best knowledge, threatened against it which, either individually or in the aggregate, would result in any material adverse change in its business, operations, financial condition, properties or assets, or in any material impairment of its right or ability to carry on its business substantially as now conducted or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with its obligations contemplated herein, or which would materially impair its ability to perform under the terms of this Agreement.

(f)           To the best of the Seller’s knowledge, the Seller is not in material default under any agreement, contract, instrument or indenture to which the Seller is a party or by which it (or any of its assets) is bound, which default would have a material adverse effect on the ability of the Seller to perform under this Agreement, nor, to the best of the Seller’s knowledge, has any event occurred which, with the giving of notice, the lapse of time or both, would constitute a default under any such agreement, contract, instrument or indenture and have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement.

(g)           It does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

(h)           As of the Servicing Transfer Date, the Seller has previously serviced and administered the Mortgage Loans in accordance with Customary Servicing Procedures, all applicable federal, state and local laws and the related Mortgage Notes and Mortgages.

(i)            It has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes.

(j)           It is solvent and the sale of the Mortgage Loans will not cause it to become insolvent.  The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of its creditors.

(k)           It has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

(l)           To the best of the Seller’s knowledge, neither this Agreement nor any statement, report or other agreement, document or instrument furnished or to be furnished pursuant to this Agreement contains any materially untrue statement of fact or omits to state a fact necessary to make the statements contained therein not misleading.

(m)         (i)            The Seller covenants that the transfer of servicing of each Mortgage Loan from the Seller to the Servicer shall be complete in all material respects by the related Servicing Transfer Date, and the transfer shall be in accordance with the Servicing Transfer Instructions.

(ii)           Unless otherwise mutually agreed to by the Seller and the Purchaser, if a breach of the covenant described in Subsection 7.02(m)(i) continues for more than five (5) Business Days following the related Transfer Date, the Seller shall be required to repurchase the related Mortgage Loan at the Repurchase Price, and such repurchase shall be accomplished by wire transfer of the amount of the Repurchase Price to an account designated by the Purchaser.

Subsection 7.03  Repurchase; Substitution.

(a)           It is understood and agreed that the representations and warranties set forth in Sections 7.01 and 7.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage File to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage Loan Document.  Upon discovery by the Seller or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in the Mortgage Loans (or which materially and adversely affects the value of a particular Mortgage Loan or the interest of the Purchaser in a particular Mortgage Loan in the case of a representation and warranty relating to such particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other.  A breach of representations and warranties in Sections 7.01(h), (r), and (bb) shall be deemed to materially and adversely affect the value of the related Mortgage Loan or the interest of the Purchaser in any Mortgage Loan.  With respect to the representations and warranties contained in Section 7.02 that are made to the best of Seller’s knowledge after reasonable inquiry and investigation, if it is discovered by either the Seller or the Purchaser that the substance of such representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of the related Mortgage Loan, the Purchaser shall be entitled to all the remedies to which it would be entitled for a breach of representation or warranty, including, without limitation, the repurchase requirements contained herein, notwithstanding Seller’s lack of knowledge with respect to the inaccuracy at the time the representation or warranty was made.  The Seller shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach; provided, however, that if a Mortgage Loan has been transferred to a REMIC and the breach is with respect to the representation and warranty in

Section 7.01(bb), the Seller shall have a period of sixty (60) days from its discovery of such breach within which to cure such breach.  The Seller hereby covenants and agrees that if any such breach is not corrected or cured within such sixty (60) day period, the Seller shall, at the Purchaser’s option, (i) repurchase such Mortgage Loan at the Repurchase Price, (ii) substitute a mortgage loan for the defective Mortgage Loan as provided below or (iii) except for a breach of the representation and warranty in Section 7.01(bb), make an indemnification payment in an amount equal to the reduction in value of such Mortgage Loan as a result of such breach, such payment to be made in the manner set forth above in respect of the Purchase Price of a repurchased Mortgage Loan.  In the event that any such breach shall involve any representation or warranty set forth in Section 7.02, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Seller at the Repurchase Price.  Any such repurchase shall be accomplished by wire transfer of the amount of the Repurchase Price to an account designated by the Purchaser.  If the breach of representation and warranty that gave rise to the obligation to repurchase or substitute a Mortgage Loan pursuant to this Section 7.03(a) was the representation and warranty set forth in clause (e) or (h) of Section 7.01, then the Seller shall pay to the Purchaser, concurrently with and in addition to the remedies provided in this Section 7.03(a), an amount equal to any liability, penalty or expense that was actually incurred and paid out of or on behalf of the Purchaser, and that directly resulted from such breach, or if incurred and paid by the Purchaser thereafter, concurrently with such payment.

(b)           If the Seller is required to repurchase any Mortgage Loan pursuant to this Subsection 7.03 as a result of a breach of any of the representations and warranties set forth in Subsection 7.01, the Seller may, with the Purchaser’s prior consent, within two (2) years from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan.  Any Substitute Mortgage Loan shall (a) have a principal balance at the time of substitution not in excess of the principal balance of the Deleted Mortgage Loan (the amount of any difference, plus one month’s interest thereon at the Mortgage Loan Remittance Rate borne by the Deleted Mortgage Loan, being paid by the Seller and deemed to be a Principal Prepayment to an account designated by the Purchaser), (b) have a Mortgage Interest Rate not less than, and not more than one percentage point greater than, the Mortgage Interest Rate of the Deleted Mortgage Loan or in the case of an Adjustable Rate Mortgage Loan, have the same index, a margin that is not less than the margin of the Deleted Mortgage Loan and Adjustment Dates that are the same frequency as that of the Deleted Mortgage Loan, (c) have a remaining term to stated maturity not later than, and not more than one year less than, the remaining term to stated maturity of the Deleted Mortgage Loan, (d) be, in the reasonable determination of the Purchaser, of the same type, quality and character (including location of the Mortgaged Property) as the Deleted Mortgage Loan as if the breach had not occurred, (e) have a Loan-to-Value Ratio at origination no greater than that of the Deleted Mortgage Loan, (f) have the same lien priority as that of the Deleted Mortgage Loan and (g) be, in the reasonable determination of the Purchaser, in material compliance with the representations and warranties contained in this Agreement and described in Subsection 7.01 as of the date of substitution.

(c)           The Seller shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor.  Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan.  The Monthly Payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Seller and the Monthly Payment on the Deleted Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

(d)           It is understood and agreed that the obligation of the Seller set forth in this Subsection 7.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Subsection 12.01, constitutes the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties.  If the Seller fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Subsection 7.03, or fails to cure a defective Mortgage Loan to Purchaser’s reasonable satisfaction in accordance with this Subsection 7.03, or to indemnify Purchaser pursuant to Subsection 12.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all available remedies.  No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Subsections 13.01 and 14.01.

(e)           Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 7.01 and 7.02 shall accrue as to any Mortgage Loan upon the earlier of (A) the Purchaser becoming aware of such cause of action or (B)(i) notice thereof by the Purchaser to the Seller (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

(f)           In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, Purchaser may, in connection with any repurchase or substitution of a defective Mortgage Loan pursuant to this Subsection 7.03, require that the Seller deliver, at the Seller’s expense, an Opinion of Counsel to the effect that such repurchase or substitution will not (i) result in the imposition of taxes on “prohibited transactions” of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

(g)           With respect to any Mortgage Loan listed as having mortgage insurance on the Mortgage Loan Schedule, regardless of whether the insurance is borrower paid or lender paid, if the mortgage insurer rejects, denies, or rescinds a claim on the basis of any defect in connection with the origination of the Mortgage Loan or the servicing of the Mortgage Loan prior to the Closing Date (a “mortgage insurer rejection”), other than as a result of the mortgage insurer’s breach of its obligations or as a result of the mortgage insurer's insolvency, the Seller shall either repurchase such Mortgage Loan at the Repurchase Price or pay the Trust the amount of such claim within thirty (30) days from the date of such mortgage insurer rejection.

(h)           The  parties agree that the  resolution of any controversy or claim arising out of or relating to an obligation or alleged obligation of the Seller to repurchase a Mortgage Loan due to a breach of a representation or warranty contained in Section 7.01 hereof shall be  by Arbitration.

If any allegation of a breach of a representation or warranty made in Section 7.01 has not been resolved to the satisfaction of both the Purchaser and the Seller, either party may commence Arbitration to resolve the dispute; provided that a party may commence Arbitration with respect to one or more unresolved allegations only during the months of January, April, July and October, and all matters with respect to which Arbitration has been commenced in any such month shall be heard in a single Arbitration in the immediately following month or as soon as practicable thereafter.  To commence Arbitration, the moving party shall deliver written notice to the other party that it has elected to pursue Arbitration in accordance with this Section 7.03(h), provided that if the Seller has not responded to the Purchaser's notification of a breach of a representation and warranty,  the Purchaser shall not commence Arbitration with respect to that breach before 60 days following such notification in order to provide the Seller with an opportunity to respond to such notification.  Within 10 Business Days after a party has provided notice that it has elected to pursue Arbitration, each party may submit the names of one or more proposed Arbitrators to the other party in writing.  If the parties have not agreed on the selection of an Arbitrator within five Business Days after the first such submission, then the party commencing Arbitration shall, within the next 5 business days, notify the American Arbitration Association in New York, NY and request that it appoint a  single Arbitrator with experience in arbitrating disputes arising in the financial services industry.

It is the intention of the parties that Arbitration shall be conducted in as efficient and cost-effective a manner as is reasonably practicable, without the burden of discovery.  Accordingly, the Arbitrator will resolve the dispute on the basis of a review of the written correspondence between the parties (including any supporting materials attached to such correspondence) conveyed by the parties to each other in connection with the dispute prior to the delivery of notice to commence Arbitration; however, upon a showing of good cause, a party may request the Arbitrator to direct the production of such additional information, evidence and/or documentation from the parties that the Arbitrator deems appropriate.  If requested by the Arbitrator or any party, any hearing with respect to an Arbitration shall be conducted by video conference or teleconference except upon the agreement of both parties or the request of the Arbitrator.

The finding of the Arbitrator shall be final and binding upon the parties. Judgment upon any arbitration award rendered may be entered and enforced in any court of competent jurisdiction. The costs of the  Arbitrator shall be shared equally between both parties.   Each party, however, shall bear its own attorneys fees and costs in connection with the Arbitration.

Subsection 7.04  Repurchase of Mortgage Loans With Early Payment Default.

If a Monthly Payment becomes one (1) or more scheduled Monthly Payments delinquent at any time on or prior to the first day of the third calendar month following the date of origination of the Mortgage Loan (or such other date set forth in the related PPTL), then the Seller, at the Purchaser’s option, shall (a) promptly repurchase the related Mortgage Loan from the Purchaser in accordance with the procedures set forth in Subsection 7.03 hereof, however, any such repurchase shall be made at the Purchase Price, or (b) substitute a mortgage loan acceptable to the Purchaser in accordance with Subsection 7.03 hereof.

Subsection 7.05  Purchase Price Protection.

With respect to any Mortgage Loan that prepays in full on or prior to the last day of the third full month following the related Closing Date (or such other date set forth in the related PPTL, the Seller shall reimburse the Purchaser an amount equal to the product of (a) the amount by which Purchase Price Percentage paid by the Purchaser to the Seller for such Mortgage Loan exceeds 100% and (b) the outstanding principal balance of the Mortgage Loan as of the Cut-off Date.  Such payment shall be made within thirty (30) days of such payoff.

SECTION 8.  Closing.

Subsection 8.01  Closing Conditions.

The closing for the purchase and sale of each Mortgage Loan Package shall take place on the respective Closing Date.  The closing shall be either by telephone, confirmed by letter or wire as the parties hereto shall agree, or conducted in person, at such place as the parties hereto shall agree.

The closing for each Mortgage Loan Package shall be subject to the satisfaction of each of the following conditions:

(a)           the Seller shall have delivered to the Purchaser the related Mortgage Loan Schedule and an electronic data file containing information on a loan-level basis;

(b)           all of the representations and warranties of the Seller under this Agreement shall be true and correct as of the related Closing Date (or, with respect to Subsection 7.01, such other date specified therein) in all material respects and no default shall have occurred hereunder which, with notice or the passage of time or both, would constitute an Event of Default hereunder;

(c)           the Purchaser shall have received from the custodian an initial certification with respect to its receipt of the Mortgage Loan Documents for the related Mortgage Loans;

(d)           the Purchaser shall have received originals of the related PPTL executed by the Seller and a funding memorandum setting forth the Purchase Price(s), and the accrued interest thereon, for the Mortgage Loan Package; and

(e)           all other terms and conditions of this Agreement and the related PPTL to be satisfied by the Seller shall have been complied with in all material respects.

Upon satisfaction of the foregoing conditions, the Purchaser shall pay to the Seller on such Closing Date the Purchase Price for the related Mortgage Loan Package, plus accrued interest pursuant to Section 4 of this Agreement.

Subsection 8.02  Closing Documents.

(a)           On or before the initial Closing Date, the Seller shall submit to the Purchaser fully executed originals of the following documents:

(i)           this Agreement, in four counterparts;

(ii)          if requested by the Purchaser, a letter confirming the account name and number of the Custodial Account in a form to be provided by the Purchaser;

(iii)         if requested by the Purchaser, a letter confirming the account name and number of the Escrow Account in a form to be provided by the Purchaser; and

(b)           On or before each Closing Date, the Seller shall submit to the Purchaser fully executed originals of the following documents:

(i)           the related PPTL;

(ii)          the related Mortgage Loan Schedule;

(iii)         the Purchaser shall have received from its custodian an initial certification with respect to its receipt of the Mortgage Loan Documents for the related Mortgage Loans;

(iv)         a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable.

SECTION 9.  [Reserved.]

SECTION 10.  Costs.

The Seller shall pay any commissions due its salespeople and the legal fees and expenses of its attorneys.  The Purchaser shall pay the cost of delivering the Mortgage Files to the Purchaser or its designee, the cost of recording the Assignments of Mortgage and all other costs and expenses incurred in connection with the sale of the Mortgage Loans by the Seller to the Purchaser, including without limitation the Purchaser’s attorneys’ fees.  The Seller shall pay the cost of delivering the Mortgage Loan Documents to the Purchaser or its designee for each related Closing Date.

SECTION 11.  Interim Servicing; Servicing Transfer.

Subsection 11.01  Temporary Servicing of Mortgage Loans.

(a)           The Seller, as an independent contractor, shall service and administer the Mortgage Loans on behalf of the Purchaser from and after the Closing Date through the Servicing Transfer Date in accordance with this Agreement, the Servicing Transfer Instructions, Customary Servicing Procedures and the terms of the Mortgage Notes and Mortgages, and shall have full power and authority, acting alone or through subservicers or agents, to do or cause to be done any and all things in connection with such servicing and administration which the Seller may deem necessary or desirable and consistent with the terms of this Agreement.  The Seller may perform its servicing responsibilities through agents or independent contractors, but shall not thereby be released from any of its responsibilities hereunder.  Notwithstanding anything to the contrary, the Seller may delegate any of its duties under this Agreement to one or more of its affiliates without regard to any of the requirements of this section; provided, however, that the Seller shall not be released from any of its responsibilities hereunder by virtue of such delegation.  The Mortgage Loans may be subserviced by one or more unaffiliated subservicers on behalf of the Seller provided each subservicer is a Fannie Mae approved seller/servicer or a Freddie Mac approved seller/servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, that would make it unable to comply with the eligibility for seller/servicers imposed by Fannie Mae or Freddie Mac, or which would require notification to Fannie Mae or Freddie Mac. The Seller shall pay all fees and expenses of the subservicer from its own funds (provided that any such expenditures that would constitute Servicing Advances if made by the Seller hereunder shall be reimbursable to the Seller as Servicing Advances), and the subservicer’s fee shall not exceed the Servicing Fee.

(b)           It is further understood and agreed that the interim servicing obligations of the Seller hereunder shall be limited to such servicing and collection activities as are necessary for preserving the Purchaser’s interest in the Mortgage Loans on a temporary basis, and that the servicing of the Mortgage Loans is intended by Seller and Purchaser to be transferred to the Purchaser or its designee on or before the Servicing Transfer Date.  In no event shall the Seller service, or bear any obligation for the servicing of, any Mortgage Loan into any Securitization Transaction, Whole Loan Transfer, or in connection with the reconstitution of any Mortgage Loan.

(c)           At the cost and expense of the Seller, without any right of reimbursement from the Custodial Account, the Seller shall be entitled to terminate the rights and responsibilities of a subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph; provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Seller, at the Seller’s option, from electing to service the related Mortgage Loans itself.  If the Seller’s responsibilities and duties under this Agreement are terminated and if requested to do so by the Purchaser, the Seller shall at its own cost and expense terminate the rights and responsibilities of the subservicer as soon as is reasonably possible.  The Seller shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the subservicer from the Seller’s own funds without reimbursement from the Purchaser.

(d)           The Seller shall be entitled to enter into an agreement with the subservicer for indemnification of the Seller by the subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

(e)           Any subservicing agreement and any other transactions or services relating to the Mortgage Loans involving the subservicer shall be deemed to be between the subservicer and Seller alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the subservicer including no obligation, duty or liability of the Purchaser to pay the subservicer’s fees and expenses.  For purposes of distributions and advances by the Seller pursuant to this Agreement, the Seller shall be deemed to have received a payment on a Mortgage Loan when the subservicer has received such payment.  The Seller shall not make any amendment to any agreement with a subservicer if such amendment is not consistent with or violates the provisions of this Agreement, or if such amendment could be reasonably expected to be materially adverse to the interests of the Purchaser.

(f)           The Seller shall not waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor without the prior written approval of the Purchaser.

(g)           Whether in connection with the foreclosure of a Mortgage Loan approved by the Purchaser or otherwise, the Seller shall from its own funds make all necessary and proper Servicing Advances; provided, however, that the Seller is not required to make a Servicing Advance unless the Seller determines in the exercise of its good faith judgment that such Servicing Advance would ultimately be recoverable from REO Disposition Proceeds, Insurance Proceeds or Condemnation Proceeds of the related Mortgaged Property (with respect to each of which the Seller shall have the priority described in Subsection 11.05 for purposes of withdrawals from the Custodial Account).  Any Servicing Advance that would cause the amount of unreimbursed Servicing Advances for a particular Mortgage Loan to exceed $500 shall be made only after notification of the Purchaser.

(h)           Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Seller has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser’s expense.  Upon completion of the inspection, the Seller shall promptly provide the Purchaser with a written report of the environmental inspection.  In the event (i) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (ii) the Purchaser directs the Seller to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Seller shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient fully to reimburse the Seller, the Seller shall be entitled to be reimbursed from amounts in the Custodial Account pursuant to Subsection 11.05 hereof.  In the event the Purchaser directs the Seller not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Seller shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property from the Custodial Account pursuant to Subsection 11.05 hereof.  Servicing Advances for which the Seller has not been reimbursed as of the Servicing Transfer Date shall be reimbursed in accordance with the Servicing Transfer Instructions.

Subsection 11.02  Directions by Purchaser During Interim Servicing Period.

During the Interim Servicing Period, in the event that any payment due under any Mortgage Loan is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Seller shall so notify the Purchaser and shall take such action as it is directed by the Purchaser.

Subsection 11.03  Collection of Mortgage Loan Payments.

Continuously from the date hereof until the earlier of (i) the date on which principal and interest on all Mortgage Loans are paid in full and (ii) the Servicing Transfer Date, the Seller will proceed diligently, in accordance with this Agreement, to collect all payments due under each of the Mortgage Loans when the same shall become due and payable.  Further, the Seller will in accordance with Customary Servicing Procedures ascertain and estimate taxes, assessments, fire and hazard insurance premiums, premiums for Primary Mortgage Insurance Policies, and all other charges that, as provided in any Mortgage, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Subsection 11.04  Establishment of Custodial Account; Deposits in Custodial Account.

The Seller shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts (collectively, the “Custodial Account”), titled “PrimeLending, in trust for Redwood Residential Acquisition Corporation as Purchaser of Mortgage Loans and various Mortgagors.”  Such Custodial Account shall be an Eligible Account established with a commercial bank, a savings bank or a savings and loan association (which may be a depository affiliate of the Seller) which meets the guidelines set forth by the FHFA, Fannie Mae or Freddie Mac as an eligible depository institution for custodial accounts.  The Custodial Account shall not be transferred to any other depository institution without the Purchaser’s approval, which shall not unreasonably be withheld.  In any case, the Custodial Account shall be insured by the FDIC in a manner which shall provide maximum available insurance thereunder and which may be drawn on by the Seller.

The Seller shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the related Cut-off Date (other than in respect of principal and interest on the Mortgage Loans due on or before the related Cut-off Date):

(a)           all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(b)           all payments on account of interest on the Mortgage Loans adjusted to the related Mortgage Loan Remittance Rate;

(c)           all Liquidation Proceeds;

(d)           all proceeds received by the Seller under any title insurance policy, hazard insurance policy, Primary Mortgage Insurance Policy or other insurance policy other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Customary Servicing Procedures;

(e)           all awards or settlements in respect of condemnation proceedings or eminent domain affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Customary Servicing Procedures;

(f)            any amount required to be deposited in the Custodial Account pursuant to Subsections 11.15 and 11.19;

(g)           any amount required to be deposited by the Seller in connection with any REO Property pursuant to Subsection 11.13;

(h)           all amounts required to be deposited by the Seller in connection with shortfalls in principal amount of Substitute Mortgage Loans pursuant to Subsection 7.03;

(i)            with respect to each Full Prepayment and each Partial Prepayment, an amount (to be paid by the Seller out of its own funds) equal to the Prepayment Interest Shortfall; provided, however, that the Seller’s aggregate obligations under this paragraph for any month shall be limited to the total amount of Servicing Fees actually received with respect to the Mortgage Loans by the Seller during such month; and

(j)            amounts required to be deposited by the Seller in connection with the deductible clause of any hazard insurance policy.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, assumption fees and other ancillary fees need not be deposited by the Seller in the Custodial Account.

The Seller may invest the funds in the Custodial Account in Eligible Investments designated in the name of the Seller for the benefit of the Purchaser, which shall mature not later than the Business Day next preceding the earlier of (i) the Servicing Transfer Date or (ii) the Remittance Date next following the date of such investment (except that (A) any investment in the institution with which the Custodial Account is maintained may mature on the Servicing Transfer Date or such Remittance Date, as applicable, and (B) any other investment may mature on the Servicing Transfer Date or such Remittance Date, as applicable, if the Seller shall advance funds on the Servicing Transfer Date or such Remittance Date, as applicable, pending receipt thereof to the extent necessary to make distributions to the Purchaser) and shall not be sold or disposed of prior to maturity.  Notwithstanding anything to the contrary herein and above, all income and gain realized from any such investment shall be for the benefit of the Seller and shall be subject to withdrawal by the Seller.  The amount of any losses incurred in respect of any such investments shall be deposited in the Custodial Account by the Seller out of its own funds immediately as realized.

Subsection 11.05  Withdrawals From the Custodial Account.

The Seller shall, from time to time during the Interim Servicing Period, withdraw funds from the Custodial Account for the following purposes:

(a)           to make payments to the Purchaser in the amounts and in the manner provided for in Subsection 11.15;

(b)           [reserved];

(c)           to reimburse itself for any unpaid Servicing Fees and for unreimbursed Servicing Advances, the Seller’s right to reimburse itself pursuant to this subclause (c) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Seller from the related Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Seller’s right thereto shall be prior to the rights of the Purchaser unless the Seller is required to repurchase a Mortgage Loan pursuant to Subsection 7.03, or the Seller is required to pay the Prepayment Interest Shortfall pursuant to Subsection 11.15, in which case the Seller’s right to such reimbursement shall be subsequent to the payment to the Purchaser of the related Repurchase Price pursuant to Subsection 7.03, and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(d)           to reimburse itself for unreimbursed Servicing Advances, to the extent that such amounts are nonrecoverable (as certified by the Seller to the Purchaser in an Officer’s Certificate) by the Servicer pursuant to subclause (c) above, provided that the Mortgage Loan for which such advances were made is not required to be repurchased by the Seller pursuant to Subsection 7.03;

(e)            to reimburse itself for expenses incurred by and reimbursable to it pursuant to Subsection 12.01;

(f)            [reserved];

(g)           to pay to itself any interest earned or any investment earnings on funds deposited in the Custodial Account, net of any losses on such investments;

(h)           to withdraw any amounts inadvertently deposited in the Custodial Account; and

(i)             to clear and terminate the Custodial Account upon the termination of this Agreement.

Upon request, the Seller will provide the Purchaser with copies of reasonably acceptable invoices or other documentation relating to Servicing Advances that have been reimbursed from the Custodial Account.

Subsection 11.06  Establishment of Escrow Account; Deposits in Escrow Account.

The Seller shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts (collectively, the “Escrow Account”), titled “PrimeLending, in trust for Redwood Residential Acquisition Corporation as Purchaser of Mortgage Loans and various Mortgagors.”  The Escrow Account shall be an Eligible Account established with a commercial bank, a savings bank or a savings and loan association (which may be a depository affiliate of Seller), which meets the guidelines set forth by Fannie Mae or Freddie Mac as an eligible institution for escrow accounts.  The Escrow Account shall not be transferred to any other depository institution without the Purchaser’s approval, which shall not unreasonably be withheld.  In any case, the Escrow Account shall be insured by the FDIC in a manner which shall provide maximum available insurance thereunder and which may be drawn on by the Seller.

The Seller shall deposit in the Escrow Account on a daily basis, and retain therein: (a) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement and (b) all amounts representing proceeds of any hazard insurance policy which are to be applied to the restoration or repair of any Mortgaged Property.  The Seller shall make withdrawals therefrom only in accordance with Subsection 11.07 hereof.  As part of its interim servicing duties, the Seller shall pay to the Mortgagors interest on funds in the Escrow Account, to the extent required by law.

Subsection 11.07  Withdrawals From Escrow Account.

Withdrawals from the Escrow Account shall be made by the Seller only (a) to effect timely payments of ground rents, taxes, assessments, premiums for Primary Mortgage Insurance Policies, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage, (b) to reimburse the Seller for any Servicing Advance made by Seller pursuant to Subsection 11.08 hereof with respect to a related Mortgage Loan, (c) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan, (d) for transfer to the Custodial Account upon default of a Mortgagor or in accordance with the terms of the related Mortgage Loan and if permitted by applicable law, (e) for application to restore or repair of the Mortgaged Property, (f) to pay to the Mortgagor, to the extent required by law, any interest paid on the funds deposited in the Escrow Account, (g) to pay to itself any interest earned on funds deposited in the Escrow Account (and not required to be paid to the Mortgagor), (h) to the extent permitted under the terms of the related Mortgage Note and applicable law, to pay late fees with respect to any Monthly Payment which is received after the applicable grace period, (i) to withdraw suspense payments that are deposited into the

Escrow Account, (j) to withdraw any amounts inadvertently deposited in the Escrow Account or (k) to clear and terminate the Escrow Account upon the termination of this Agreement.

Subsection 11.08  Payment of Taxes, Insurance and Other Charges; Collections Thereunder.

With respect to each Mortgage Loan, the Seller shall maintain accurate records reflecting the status of ground rents, taxes, assessments and other charges which are or may become a lien upon the Mortgaged Property and the status of premiums for Primary Mortgage Insurance Policies and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Seller in amounts sufficient for such purposes, as allowed under the terms of the Mortgage.  To the extent that a Mortgage does not provide for Escrow Payments, the Seller shall determine that any such payments are made by the Mortgagor.  The Seller assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of each Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make Servicing Advances to effect such payments, subject to its ability to recover such Servicing Advances pursuant to Subsections 11.05(c), 11.05(d) and 11.07(b).  No costs incurred by the Seller or subservicers in effecting the payment of ground rents, taxes, assessments and other charges on the Mortgaged Properties or mortgage or hazard insurance premiums shall, for the purpose of calculating remittances to the Purchaser, be added to the amount owing under the related Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit.

Subsection 11.09  Transfer of Accounts.

The Seller may transfer the Custodial Account or the Escrow Account to an Eligible Account at a different depository institution.  Such transfer shall be made only upon providing written notice to the Purchaser.

Subsection 11.10  Maintenance of Hazard Insurance.

The Seller shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage customary in the area where the Mortgaged Property is located by an insurer acceptable to Fannie Mae or Freddie Mac and FHA or VA, as applicable, in an amount which is at least equal to the lesser of (a) the full insurable value of the Mortgaged Property or (b) the greater of (i) the outstanding principal balance owing on the Mortgage Loan and (ii) an amount such that the proceeds of such insurance shall be sufficient to avoid the application to the Mortgagor or loss payee of any coinsurance clause under the policy.  If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area (and such flood insurance has been made available) the Seller will cause to be maintained a flood insurance policy meeting the requirements of the National Flood Insurance Program, in an amount representing coverage not less than the lesser of (A) the minimum amount required under the terms of the coverage to compensate for any damage or loss to the Mortgaged Property on a replacement-cost basis (or the outstanding principal balance of the Mortgage Loan if replacement-cost basis is not available) or (B) the maximum amount of insurance available under the National Flood Insurance Program.  The Seller shall also maintain on REO Property fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the National Flood Insurance Program, flood insurance in an amount required above.  Any amounts collected by the Seller under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the property subject to the related Mortgage or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor in accordance with Customary Servicing Procedures) shall be deposited in the Custodial Account, subject to withdrawal pursuant to Subsection 11.05.  It is understood and agreed that no earthquake or other additional insurance need be required by the Seller of any Mortgagor or maintained on REO Property other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.  All policies required hereunder shall be endorsed with standard mortgagee clauses with loss payable to the Seller, and shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in amount or material change in coverage to the Seller.  The Seller shall not interfere with the Mortgagor’s freedom of choice in selecting either its insurance carrier or agent; provided, however, that the Seller shall not accept any such insurance policies from insurance companies unless such companies are acceptable to Fannie Mae or Freddie Mac and FHA or VA, as applicable, and are licensed to do business in the state wherein the property subject to the policy is located.

The hazard insurance policies for each Mortgage Loan secured by a unit in a condominium development or planned unit development shall be maintained with respect to such Mortgage Loan and the related development in a manner which is consistent with Fannie Mae or Freddie Mac requirements and FHA or VA requirements, as applicable.

Subsection 11.11  Maintenance of Primary Mortgage Insurance Policy; Claims.

With respect to each Mortgage Loan with a LTV in excess of 80%, the Seller shall promptly, without any cost to the Purchaser, maintain or cause the Mortgagor to maintain in full force and effect a Primary Mortgage Insurance Policy issued by a Qualified Insurer insuring the portion over 78% (or such other  percentage in conformance with then current Fannie Mae requirements) until terminated pursuant to the Homeowners Protection Act of 1988, 12 USC § 4901, et seq. or any other applicable federal, state or local law or regulation.  In the event that such Primary Mortgage Insurance Policy shall be terminated other than as required by law, the Seller shall obtain from another Qualified Insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated Primary Mortgage Insurance Policy.  If the insurer shall cease to be a Qualified Insurer, the Seller shall obtain from another Qualified Insurer a replacement Primary Mortgage Insurance Policy.  The Servicer shall not take any action which would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Servicer would have been covered thereunder.  In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Subsection 11.18, the Seller shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such Primary Mortgage Insurance Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Seller shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

In connection with its activities as interim servicer, the Seller agrees to prepare and present or to assist the Purchaser in preparing and presenting, on behalf of itself and the Purchaser, claims to the insurer under any Primary Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan.  Pursuant to Subsection 11.04, any amounts collected by the Seller under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Subsection 11.05.

Subsection 11.12  Fidelity Bond; Errors and Omissions Insurance.

The Seller shall maintain, at its own expense, a blanket Fidelity Bond and an errors and omissions insurance policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans.  These policies must insure the Seller against losses resulting from fraud, theft, errors, omissions, negligence, dishonest or fraudulent acts committed by the Seller’s personnel, any employees of outside firms that provide data processing services for the Servicer, and temporary contract employees or student interns.  The Fidelity Bond shall also protect and insure the Seller against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby.  No provision of this Subsection 11.12 requiring such Fidelity Bond and errors and omissions insurance shall diminish or relieve the Seller from its duties and obligations as set forth in this Agreement.  The minimum coverage under any such Fidelity Bond and insurance policy shall be at least equal to the corresponding amounts required by FHA or VA, Fannie Mae in the Fannie Mae Guides or by Freddie Mac in the Freddie Mac Guide, as amended or restated from time to time, as applicable, or in an amount as may be permitted to the Seller by express waiver of FHA or VA and Fannie Mae or Freddie Mac, as applicable.  Upon request of the Purchaser, the Seller shall cause to be delivered to the Purchaser a certified true copy of such Fidelity Bond or a certificate evidencing the same with a statement that the Seller shall endeavor to provide written notice to the Purchaser thirty (30) days prior to modification or any material change.

Subsection 11.13  Title, Management and Disposition of REO Property.

Subject to Subsection 11.02, in the event that title to a Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its nominee.

The Seller shall cause to be deposited on a daily basis in the Custodial Account all revenues received with respect to the conservation of the related REO Property. The Seller shall make distributions as required on each Remittance Date to the Purchaser of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described above and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

The disposition of REO Property shall be carried out by the Seller, subject to Subsection 11.01.  The Purchaser shall pay the Seller a fee of 1.5% of the sales price for such REO Property for services associated with managing the REO Property through its disposition.  Upon the request of the Purchaser, and at the Purchaser’s expense, the Seller shall cause an appraisal of the REO Property to be performed for the Purchaser.

The Seller shall either itself or through an agent selected by the Seller, manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed.  Any disbursement in excess of $15,000 shall be made only with the prior written approval of the Purchaser.  The Seller shall deduct the costs of managing, conserving, protecting and operating the REO Property from the proceeds of the sale of the REO Property (providing documentary evidence of such costs) and shall not withdraw funds to cover such costs from the Custodial Account.

The Seller shall not accept any sale offer for an REO Property that is more than 10% below the Reconciled Market Value of the REO Property without the prior written consent of the Purchaser.

Subsection 11.14  Servicing Compensation.

As compensation for its interim servicing activities hereunder and subject to Subsection 11.15, the Seller shall be entitled to retain the Servicing Fee from interest payments actually collected on the Mortgage Loans.  Additional servicing compensation in the form of assumption fees, late payment charges, prepayment penalties, fees related to the disposition of REO Property and other ancillary income shall be retained by the Seller to the extent not required to be deposited in the Custodial Account.  The Seller shall be required to pay all expenses incurred by it in connection with its interim servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for herein.  The Servicing Fee shall not be reduced by the amount of any guarantee fee payable to FHA or VA.

Subsection 11.15  Distributions.

On each Remittance Date the Seller shall remit by wire transfer of immediately available funds to the account designated in writing by the Purchaser of record on the preceding Record

Date all amounts credited to the Custodial Account as of such date, net of charges against or withdrawals from the Custodial Account pursuant to Subsection 11.05(c) through (h).

Not later than each Remittance Date, the Seller shall from its own funds deposit in the Custodial Account an amount equal to the aggregate Prepayment Interest Shortfall due to either Partial Prepayment or Full Prepayment, if any, existing in respect of the related Principal Prepayment Period.

With respect to any remittance received by the Purchaser after the Business Day on which such payment was due, the Seller shall pay to the Purchaser interest on any such late payment at an annual rate equal to the rate of interest as is publicly announced from time to time at its principal office by PrimeLending, a PlainsCapital Company, or its successor, as its prime lending rate, adjusted as of the date of each change, plus two percent (2%), but in no event greater than the maximum amount permitted by applicable law.  Such interest shall be paid by the Seller to the Purchaser on the date such late payment is made and shall cover the period commencing with the Business Day on which such payment was due and ending with the Business Day immediately preceding the Business Day on which such payment is made, both inclusive.  The payment by the Seller of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Seller.

Subsection 11.16  Statements to the Purchaser.

Not later than five (5) days prior to each related Remittance Date, the Seller shall forward to the Purchaser in an electronic format a statement, substantially in the form of Exhibit 5 and certified by an Interim Servicing Officer, setting forth, among other information specified in Exhibit 5, on a loan-by-loan basis:  (a) the amount of the distribution made on such Remittance Date which is allocable to principal and allocable to interest; (b) the amount of servicing compensation received by the Seller during the prior calendar month; and (c) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the preceding month.  Such statement shall also include information regarding delinquencies on Mortgage Loans, indicating the number and aggregate principal amount of Mortgage Loans which are either one (1), two (2) or three (3) or more months delinquent.  The Seller shall submit to the Purchaser monthly a liquidation report with respect to each Mortgaged Property sold in a foreclosure sale as of the related Record Date and not previously reported.  Such liquidation report shall be incorporated into the remittance report delivered to Purchaser in the form of Exhibit 5 hereto.  The Seller shall also provide such information as set forth above to the Purchaser in electronic form in the Seller’s standard format, a copy of which has been provided by the Seller.

In addition, the Seller shall submit to the Purchaser monthly loan-by-loan default information including, without limitation, notes made and retained by the Seller in connection with servicing the defaulted loan, the reasons for the default, updated values of the Mortgaged Property, updated FICO scores on the Mortgagor and information regarding Servicing Advances made.

The Seller shall prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority, the Mortgagor or to the Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby.  In addition, the Seller shall provide the Purchaser with such information concerning the Mortgage Loans as is necessary for such Purchaser to prepare federal income tax returns as the Purchaser may reasonably request from time to time.

Subsection 11.17  [Reserved].

Subsection 11.18  Assumption Agreements.

The Seller will use its reasonable best efforts to enforce any “due-on-sale” provision contained in any Mortgage or Mortgage Note; provided that, subject to the Purchaser’s prior approval, the Seller shall permit such assumption if so required in accordance with the terms of the Mortgage, the Mortgage Note, or by the provisions of applicable law or regulation, including but not limited to the Garn-St. Germain Depository Institutions Act of 1982 and its implementing regulations.  When the Mortgaged Property has been conveyed by the Mortgagor prior to payment in full of the Mortgage Loan, the Seller will, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause applicable thereto; provided, however, the Seller will not exercise such rights if prohibited by law or regulation from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any.  In connection with any such assumption, the outstanding principal amount, the Monthly Payment, the Mortgage Interest Rate, the Lifetime Rate Cap (if applicable), the Gross Margin (if applicable), the Initial Rate Cap  (if applicable) or the Periodic Rate Cap (if applicable) of the related Mortgage Note shall not be changed, and the term of the Mortgage Loan will not be increased or decreased.  If an assumption is allowed pursuant to this Subsection 11.18, the Seller with the prior consent of the issuer of the Primary Mortgage Insurance Policy, if any, is authorized to enter into a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note.   If the Seller is prohibited from enforcing such “due-on-sale” clause, then the Seller will attempt to enter into an assumption and modification agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such Person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon.

Subsection 11.19  Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Seller of a notification that payment in full will be escrowed in a manner customary for such purposes, the Seller will obtain the portion of the Mortgage File that is in the possession of the Purchaser or its designee, prepare and process any required satisfaction or release of the Mortgage and notify the Purchaser in accordance with the provisions of this Agreement.  The Purchaser agrees to deliver to the Seller (or cause to be delivered to the Seller) the original Mortgage Note for any Mortgage

Loan not later than five (5) Business Days following its receipt of a notice from the Seller that such a payment in full has been received or that a notification has been received that such a payment in full shall be made. Such Mortgage Note shall be held by the Seller, in trust, for the purpose of canceling such Mortgage Note and delivering the canceled Mortgage Note to the Mortgagor in a timely manner as and to the extent provided under any applicable federal or state law.

In the event the Seller grants a satisfaction or release of a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage, the Seller shall remit to the Purchaser the Stated Principal Balance of the related Mortgage Loan by deposit thereof in the Custodial Account.  The Fidelity Bond shall insure the Seller against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

Subsection 11.20  Seller Shall Provide Access and Information as Reasonably Required.

The Seller shall provide to the Purchaser, and for any Purchaser insured by FDIC or NAIC, the supervisory agents and examiners of FDIC and OTS or NAIC, access to any documentation regarding the Mortgage Loans which may be required by applicable regulations.  Such access shall be afforded without charge, but only upon reasonable request, during normal business hours and at the offices of the Seller.

In addition, the Seller shall furnish upon request by the Purchaser, during the term of this Agreement, such periodic, special or other reports or information, whether or not provided for herein, as shall be necessary, reasonable and appropriate with respect to the purposes of this Agreement and applicable regulations.  All such reports or information shall be provided by and in accordance with all reasonable instructions and directions the Purchaser may require.  The Seller agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

Subsection 11.21  Inspections.

The Seller shall inspect the Mortgaged Property as often deemed necessary by the Seller to assure itself that the value of the Mortgaged Property is being preserved.  In addition, if any Mortgage Loan is more than forty-five (45) days delinquent, the Seller shall inspect the Mortgaged Property and shall conduct subsequent inspections in accordance with Customary Servicing Procedures or as may be required by the primary mortgage guaranty insurer.  The Seller shall keep a written report of each such inspection and shall provide a copy of such inspection to the Purchaser upon the request of the Purchaser.

Subsection 11.22  Restoration of Mortgaged Property.

The Seller need not obtain the approval of the Purchaser prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Customary Servicing Procedures.  For claims greater than $15,000, at a minimum, the Seller shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

(a)            the Seller shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

(b)           the Seller shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics’ and materialmen’s liens;

(c)            the Seller shall verify that the Mortgage Loan is not in default; and

(d)           pending repairs or restoration, the Seller shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

If the Purchaser is named as an additional loss payee, the Seller is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

Subsection 11.23  Fair Credit Reporting Act.

The Seller, in its capacity as interim servicer for each Mortgage Loan, agrees to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

Subsection 11.24  Transfer of Servicing to Purchaser.

The Seller shall cause all Servicing Rights and obligations with respect to the Mortgage Loans to be transferred to the Purchaser (or such person as the Purchaser may designate) on the Servicing Transfer Date.  The Seller hereby agrees to comply with the Servicing Transfer Instructions attached hereto as Exhibit 10.

Subsection 11.25  Payments Received.

The Seller shall apply all payments received in respect of the Mortgage Loans during the Interim Servicing Period and after the Transfer Date in accordance with the Servicing Transfer Instructions.

SECTION 12.  The Seller.

Subsection 12.01  Indemnification; Third Party Claims.

(a)           The Seller agrees to indemnify and hold harmless the Purchaser against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to or resulting from (i) any claim, demand, defense or assertion based on or grounded upon or resulting from, or alleging a breach of a representation or warranty set forth in Sections 7.01 or 7.02 of this Agreement, and without regard to any knowledge qualifier included in any such representation or warranty, (ii) a breach by the Seller of any of its duties or obligations under this Agreement or (iii) any material misstatements or omissions contained in any information provided by the Seller pursuant to Section 32 or any failure by the Seller to comply with Section 32.

(b)           The Seller shall immediately notify the Purchaser if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, and the Seller shall assume (with the written consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees.  If the Seller has assumed the defense of the Purchaser, the Seller shall provide the Purchaser with a written report of all expenses and advances incurred by the Seller pursuant to this Subsection 12.01 and the Purchaser shall promptly reimburse the Seller for all amounts advanced by it pursuant to the preceding sentence except when the claim in any way relates to or results from anything listed in clauses (i), (ii) or (iii) of Subsection 12.01(a).

Subsection 12.02  Merger or Consolidation of the Seller.

The Seller will keep in full effect its existence, rights and franchises as a national banking association, and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Seller may be merged or consolidated, or any entity resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to substantially all of the business of the Seller shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Subsection 12.03  Limitation on Liability of the Seller and Others.

The duties and obligations of the Seller in its capacity as the interim servicer of the Mortgage Loans shall be determined solely by the express provisions of this Agreement, the Seller as interim servicer shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Seller as interim servicer.  Neither the Seller nor any of the directors, officers, employees or agents of the Seller shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in accordance with Customary Servicing Procedures and otherwise in good faith pursuant to this Agreement or for errors in judgment; provided, however, that this provision shall not protect the Seller as interim servicer against any liability resulting from any breach of any representation or warranty made herein, or from any liability specifically imposed on the Seller as interim servicer herein; and, provided further, that this provision shall not protect the Seller as interim servicer against any liability that would otherwise be imposed by reason of the willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of the obligations or duties hereunder.  The Seller and any director, officer, employee or agent of the Seller may rely on any document of any kind which it in good faith reasonably believes to be genuine and to have been adopted or signed by the proper authorities respecting any matters arising hereunder.  Subject to the terms of Subsection 12.01, the Seller shall have no obligation to appear with respect to, prosecute or defend any legal action which is not incidental to the Seller’s duty to service the Mortgage Loans in accordance with this Agreement.

SECTION 13.    Default.

Subsection 13.01  Events of Default.

In case one or more of the following Events of Default by the Seller shall occur and be continuing:

(a)          any failure by the Seller to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of two (2) Business Days;

(b)          failure by the Seller to duly observe or perform, in any material respect, any other covenants, obligations or agreements of the Seller as set forth in this Agreement which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Seller by the Purchaser;

(c)           a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Seller and such decree or order shall have remained in force, undischarged or unstayed for a period of sixty (60) days;

(d)           the Seller shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Seller or relating to all or substantially all of the Seller’s property;

(e)           the Seller shall admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

(f)            the Seller shall cease to be qualified to do business under the laws of any state in which a Mortgaged Property is located, but only to the extent such qualification is necessary to ensure the enforceability of each Mortgage Loan and to perform the Seller’s obligations under this Agreement;

(g)           the Seller shall fail to meet the servicer eligibility qualifications of Fannie Mae or the Seller shall fail to meet the servicer eligibility qualifications of Freddie Mac; or

(h)           the Seller shall fail to repurchase a Mortgage Loan within 30 days of the final decision of an Arbitrator that the Seller is obligated to repurchase such Mortgage Loan;

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Seller, may, in addition to whatever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, commence termination of all the rights and obligations of the Seller under this Agreement and in and to the Mortgage Loans and the proceeds thereof.  Upon receipt by the Seller of such written notice from the Purchaser stating that it intends to terminate the Seller as a result of such Event of Default, all authority and power of the Seller under this Agreement, including any compensation due the Seller under this Agreement on and after the effective date of termination, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Subsection 14.02.  Upon written request from the Purchaser, the Seller shall prepare, execute and deliver to a successor any and all documents and other instruments, place in such successor’s possession all Mortgage Files and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including, but not limited to, the transfer and endorsement or assignment of the Mortgage Loans and related documents to the successor at the Seller’s sole expense.  The Seller agrees to cooperate with the Purchaser and such successor in effecting the termination of the Seller’s responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all amounts which shall at the time be credited by the Seller to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

Subsection 13.02  Waiver of Default.

The Purchaser may waive any default by the Seller in the performance of its obligations hereunder and its consequences.  Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement.  No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

SECTION 14.   Termination.

Subsection 14.01  Termination.

If the Servicing Transfer Date has not occurred, the respective obligations and responsibilities of the Seller, as interim servicer of the Mortgage Loans, shall terminate upon (a) the distribution to the Purchaser of the final payment or liquidation with respect to the last Mortgage Loan (or advances of same by the Seller) or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the last Mortgage Loan and the remittance of all funds due hereunder.  Upon written request from the Purchaser in connection with any such termination, the Seller shall prepare, execute and deliver any and all documents and other instruments, place in the Purchaser’s possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Purchaser’s sole expense.  The Seller agrees to cooperate with the Purchaser and such successor in effecting the termination of the Seller’s responsibilities and rights hereunder as interim servicer, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Seller to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

Subsection 14.02  Successors to the Seller as Interim Servicer.

Prior to the termination of the Seller’s responsibilities and duties under this Agreement pursuant to Subsections 13.01 or 14.01, the Purchaser shall (a) succeed to and assume all of the Seller’s responsibilities, rights, duties and obligations under this Agreement or (b) appoint a successor which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Seller under this Agreement upon such termination.  In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree.  In the event that the Seller’s duties, responsibilities and liabilities under this Agreement shall be terminated pursuant to the aforementioned Subsections, the Seller shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor.  The resignation or removal of the Seller pursuant to the aforementioned Subsections shall not become effective until a successor shall be appointed pursuant to this Subsection and shall in no event relieve the Seller of the representations and warranties made pursuant to Subsections 7.01 and 7.02 and the remedies available to the Purchaser under Subsection 7.03, it being understood and agreed that the provisions of such Subsections 7.01 and 7.02 shall be applicable to the Seller notwithstanding any such resignation or termination of the Seller, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Seller and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Seller as interim servicer, with like effect as if originally named as a party to this Agreement.  Any termination or resignation of the Seller or this Agreement pursuant to Subsections 13.01 or 14.01 shall not affect any claims that the Purchaser may have against the Seller based upon facts and circumstances arising prior to any such termination or resignation.

The Seller shall promptly deliver to the successor the funds in the Custodial Account and Escrow Account and all Mortgage Files and related documents and statements held by it hereunder and the Seller shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.

Upon a successor’s acceptance of appointment as such, the Seller shall notify by mail the Purchaser of such appointment.

Subsection 14.03  Termination of Interim Servicing by Purchaser.

The Seller shall not be entitled to any compensation related to any termination of its servicing rights and obligations under this Agreement.  The Purchaser may terminate this Agreement without cause and transfer interim servicing to a successor interim servicer at any time.  Upon written request from the Purchaser in connection with any such termination, the Seller shall prepare, execute and deliver, any and all documents and other instruments, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, and including the delivery to or at the direction of the Purchaser, all contents of the Mortgage Files in the possession of the Seller, at the Purchaser’s sole expense.  The Seller agrees to cooperate with the Purchaser and such successor in effecting the termination of the Seller’s responsibilities and rights hereunder as interim servicer, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Seller to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

SECTION 15.  Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

(a)           if to the Purchaser:

Redwood Residential Acquisition Corporation
One Belvedere Place, Suite 360
Mill Valley, CA 94941
Attention:  Loss Mitigation
Phone: (415) 380-3445
Facsimile:  (415) 381-1773

With a copy to the General Counsel at the same address.

(b)          if to the Seller:

PrimeLending, a PlainsCapital Company
18111 Preston Road, Suite 900
Dallas, Texas 75252
Attention:  Mr. Scott Eggen, SVP
Phone:  972-248-7866

With a copy to the General Counsel at the same address.

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

SECTION 16.   Severability Clause.

Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.  If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

SECTION 17.   No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Seller shall be rendered as an independent contractor and not as agent for the Purchaser.

SECTION 18.   Counterparts.

This Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

SECTION 19.   Governing Law; Choice of Forum; Waiver of Jury Trial.

EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW, THE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS OF NEW YORK (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW) OR ANY OTHER JURISDICTION.

EACH PARTY HERETO KNOWINGLY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF IN ANY WAY RELATED TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Except as to those matters which this Agreement provides shall be submitted to Arbitration, with respect to any claim or action arising hereunder, the parties (a) irrevocably submit to the nonexclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in The City of New York, New York, and appellate courts from any thereof, and (b) irrevocably waive any objection which such party may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, and irrevocably waive any claim that any such suit action or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 20.   Intention of the Parties.

It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling, the Mortgage Loans and not a debt instrument of the Seller or another security.  Accordingly, the parties hereto each intend to treat the transaction for federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans.  The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Files to determine the characteristics of the Mortgage Loans which shall affect the federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

It is not the intention of the parties that such conveyances be deemed a pledge thereof.  However, in the event that, notwithstanding the intent of the parties, such assets are held to be the property of the Seller or if for any other reason this Agreement is held or deemed to create a security interest in either such assets, then (a) this Agreement shall be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and (b) the conveyances provided for in this Agreement shall be deemed to be an assignment and a grant by the Seller to the Purchaser of a security interest in all of the assets transferred, whether now owned or hereafter acquired.

SECTION 21.   Waivers.

No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

SECTION 22.   Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

SECTION 23.   General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)           the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)           accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)           references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)           the headings of the various articles, sections, subsections and paragraphs of this Agreement and the table of contents are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof;

(e)           reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(f)           the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(g)          the term “include” or “including” shall mean without limitation by reason of enumeration.

SECTION 24.   Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party hereto in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 25.   Amendment.

This Agreement may be amended from time to time by the Purchaser and the Seller by written agreement signed by the parties hereto.

SECTION 26.   Confidentiality.

The Purchaser and the Seller shall employ proper procedures and standards designed to maintain the confidential nature of the terms of this Agreement, except to the extent (a) the disclosure of which is reasonably believed by such party to be required in connection with regulatory requirements or other legal requirements relating to its affairs; (b) disclosed to any one or more of such party’s employees, officers, directors, agents, attorneys or accountants who would have access to the contents of this Agreement and such data and information in the normal course of the performance of such person’s duties for such party, to the extent such party has procedures in effect to inform such person of the confidential nature thereof; (c) that is disclosed in a prospectus, prospectus supplement or private placement memorandum relating to a Securitization Transaction of the Mortgage Loans by the Purchaser (or an affiliate assignee thereof) or to any person in connection with the resale or proposed resale of all or a portion of the Mortgage Loans by such party in accordance with the terms of this Agreement; and (d) that is reasonably believed by such party to be necessary for the enforcement of such party’s rights under this Agreement.

SECTION 27.   Entire Agreement.

This Agreement constitutes the entire agreement and understanding relating to the subject matter hereof between the parties hereto and any prior oral or written agreements between them shall be deemed to have merged herewith.

SECTION 28.   Further Agreements.

The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

SECTION 29.   Successors and Assigns.

This Agreement shall bind and inure to the benefit of and be enforceable by the initial Purchaser and the Seller, and the respective successors and assigns of the Purchaser and the Seller.  The initial Purchaser and any subsequent purchasers may assign this Agreement to any Person to whom any Mortgage Loan is transferred pursuant to a sale or financing without the consent of the Seller.  Upon any such assignment, the Person to whom such assignment is made shall succeed to all rights and obligations of the Purchaser under this Agreement to the extent of the related Mortgage Loan or Mortgage Loans and this Agreement, to the extent of the related Mortgage Loan or Mortgage Loans, shall be deemed to be a separate and distinct agreement between the Seller and such purchaser, and a separate and distinct agreement between the Seller and each other purchaser to the extent of the other related Mortgage Loan or Mortgage Loans.  The Seller shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Seller and the Purchaser.

SECTION 30.   Non-Solicitation.

From and after the Closing Date, the Seller and any of its respective affiliates hereby agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on its behalf, to personally, by telephone or mail, solicit a Mortgagor under any Mortgage Loan for the purpose of refinancing a Mortgage

Loan, in whole or in part, without the prior written consent of the Purchaser.  It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and neither the Seller nor any of its respective affiliates shall take any action to undermine these rights and benefits.

Notwithstanding the foregoing, it is understood and agreed that the Seller or any of its respective affiliates may advertise its availability for handling refinancings of mortgages in its portfolio, including the promotion of terms it has available for such refinancings, through the sending of letters or promotional material, so long as it does not specifically target Mortgagors and so long as such promotional material either is sent to the mortgagors for all of the mortgages in the A-quality servicing portfolio of the Seller and any of its affiliates (those it owns as well as those serviced for others) or sent to all of the mortgagors who have specific types of mortgages (such as FHA, VA, conventional fixed-rate or conventional adjustable-rate), or sent to those mortgagors whose mortgages fall within specific interest rate ranges.

Promotions undertaken by the Seller or by any affiliate of the Seller which are directed to the general public at large (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements), shall not constitute solicitation under this Section 30.

SECTION 31.  Protection of Consumer Information.

Each party agrees that it (i) shall comply with any applicable laws and regulations regarding the privacy and security of Consumer Information, (ii) shall not use Consumer Information in any manner inconsistent with any applicable laws and regulations regarding the privacy and security of Consumer Information, (iii) shall not disclose Consumer Information to third parties except at the specific written direction of the Seller, (iv) shall maintain adequate physical, technical and administrative safeguards to protect Consumer Information from unauthorized access and (v) shall immediately notify the Seller of any actual or suspected breach of the confidentiality of Consumer Information.

SECTION 32.  Cooperation of the Seller with a Reconstitution; Regulation AB Compliance.

(a)           The Seller acknowledges and the Purchaser agrees that with respect to some or all of the Mortgage Loans, the Purchaser may effect either:

(1)           one or more Whole Loan Transfers; and

(2)           one or more Securitizations.

(b)           The Seller shall cooperate with the Purchaser in connection with any Whole Loan Transfer contemplated by the Purchaser pursuant to this Section.  In connection therewith, the Purchaser shall deliver any Reconstitution Agreement or other document related to the Whole Loan Transfer to the Seller at least fifteen (15) days prior to such transfer and the Seller shall execute any Reconstitution Agreement that restates the representations and warranties contained in Subsection 7.01 as of the related Closing Date and Subsection 7.02 herein as of the Reconstitution Date.  Any prospective assignees of the Purchaser who have entered into a commitment to purchase any of the Mortgage Loans in a Whole Loan Transfer may review the Seller’s servicing and origination operations, upon reasonable prior notice to the Seller, and the Seller shall cooperate with such review and underwriting to the extent such prospective assignees request information or documents that are available and can be produced without unreasonable expense or effort.  Subject to any applicable laws, the Seller shall make the Mortgage Files related to the Mortgage Loans held by the Seller during the Interim Servicing Period available at the Seller’s principal operations center for review by any such prospective assignees during normal business hours upon reasonable prior notice to the Seller (in no event fewer than five (5) Business Days’ prior notice).  The Seller may, in its sole discretion, require that such prospective assignees sign a confidentiality agreement with respect to such information disclosed to the prospective assignee which is not available to the public at large and a release agreement with respect to its activities on the Seller’s premises.  The Purchaser hereby agrees to reimburse the Seller for reasonable “out-of-pocket” expenses incurred by the Seller that relate to such Whole Loan Transfer, including without limitation reimbursement for the amount which reasonably reflects time and effort expended by the Seller in connection therewith.

(c)           In order to facilitate compliance with Regulation AB promulgated under the Securities Act, the Seller and the Purchaser agree to comply with the provisions of the Regulation AB Compliance Addendum attached hereto as Addendum I.

(d)           The Seller shall cooperate with the Purchaser in connection with any Securitization contemplated by the Purchaser pursuant to this Section.  In connection therewith, the Purchaser shall deliver any Reconstitution Agreement or other document related to the Securitization to the Seller at least fifteen (15) days prior to the closing of such Securitization and the Seller shall execute any Reconstitution Agreement that restates the representations and warranties contained in Subsection 7.01 as of the related Closing Date and Subsection 7.02 herein as of the Reconstitution Date.  The Reconstitution Agreement shall include such other terms as may be reasonably necessary to effect the Securitization.

(e)           In connection with each Securitization, the Seller shall deliver to the Purchaser and to any Person designed by the Purchaser, (i) such statements and audit letters of certified public accountants pertaining to information provided by the Seller as are customarily delivered by originators such as the Seller in connection with securitization transactions and (ii) opinions of counsel as are customarily delivered by originators and reasonably determined by the Purchaser to be necessary in connection any Securitization.

(f)           Prior to the Servicing Transfer Date, all Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer or Securitization shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.  It is understood and agreed by the Purchaser and the Seller that the right to effectuate such Whole Loan Transfer or Securitization as contemplated by this Section 32 is limited to the Purchaser.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized on the date first above written.

Redwood Residential Acquisition Corporation,
as Purchaser

By:	/s/ John Isbrandtsen
Name:	John Isbrandtsen
Title:	Authorized Officer

PrimeLending, a PlainsCapital Company,
as Seller

By:	/s/ Scott Eggen
Name:	Scott Eggen
Title:	Senior Vice President Capital Markets

[Flow Mortgage Loan Purchase and Sale Agreement, dated January 30, 2011]

EXHIBIT 1

MORTGAGE LOAN DOCUMENTS

With respect to each Mortgage Loan, the Mortgage Loan Documents shall consist of the following:

(a)           the original Mortgage Note bearing all intervening endorsements, endorsed in blank and signed in the name of the Seller by an officer thereof or, if the original Mortgage Note has been lost or destroyed, a lost note affidavit;

(b)           the original Assignment of Mortgage with assignee’s name left blank;

(c)           the original of any guarantee executed in connection with the Mortgage Note;

(d)           the original Mortgage with evidence of recording thereon, or if any such mortgage has not been returned from the applicable recording office or has been lost, or if such public recording office retains the original recorded mortgage, a photocopy of such mortgage certified by the Seller to be a true and complete copy of the original recorded mortgage;

(e)           the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

(f)           the originals of all intervening assignments of mortgage with evidence of recording thereon, or if any such intervening assignment of mortgage has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, a photocopy of such intervening assignment of mortgage, certified by the Seller to be a true and complete copy of the original recorded intervening assignment of mortgage;

(g)           the original mortgagee title insurance policy including an Environmental Protection Agency Endorsement and, with respect to any Adjustable Rate Mortgage Loan, an adjustable-rate endorsement;

(h)           the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; and

(i)            a copy of any applicable power of attorney.

With respect to each Mortgage Loan that is secured by a first lien on and a perfected security interest in Co-op Shares and the related Proprietary Lease (as such terms are defined below) granting exclusive rights to occupy the related co-op unit in the building owned by the related co-op corporation, in lieu of delivering the documents listed above the Seller shall deliver the following documents to the Purchaser or its designee:

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(i)	the original Mortgage Note together with any applicable riders, endorsed in blank, with all prior and intervening endorsements as may be necessary to show a complete chain of endorsements;

(ii)	the original security agreement;

(iii)
the original lease on a co-op unit evidencing the possessory interest of the owner of the Co-op Shares in such co-op unit (the “Proprietary Lease”) and an original assignment of the Proprietary Lease in blank;

(iv)	the original recognition agreement;

(v)	the original stock certificate representing the shares of stock issued by a co-op corporation and allocated to a co-op unit (the “Co-op Shares”) and original stock power in blank;

(vi)	the original UCC-1 financing statement with evidence of filing; and

(vii)	the original UCC-3 assignment in blank.

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EXHIBIT 2

CONTENTS OF EACH MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, unless otherwise disclosed to the Purchaser on the data tape, which shall be delivered to the Purchaser, with a copy retained by the Seller as necessary:

(a)           The Mortgage Loan Documents as listed in Exhibit 1.

(b)           Residential loan application.

(c)           Mortgage Loan closing statement.

(d)           Verification of employment and income, including the executed 4506T if required.

(e)           Verification of acceptable evidence of source and amount of down payment.

(f)            Credit report on Mortgagor, in a form acceptable to either Fannie Mae or Freddie Mac.

(g)           Residential appraisal report.

(h)           Photograph of the Mortgaged Property.

(i)            Survey of the Mortgaged Property, unless a survey is not required by the title insurer.

(j)            Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, home owner association declarations, etc.

(k)           Copies of all required disclosure statements.

(l)            If applicable, termite report, structural engineer’s report, water potability and septic certification.

(m)           Sales contract, if applicable.

(n)           The Primary Mortgage Insurance policy or certificate of insurance or electronic notation of the existence of such policy, where required pursuant to the Agreement.

(o)           Evidence of electronic notation of the hazard insurance policy, and, if required by law, evidence of the flood insurance policy.

(p)           Any documentation provided by the Mortgagor or obtained by the Seller in connection with the granting of any underwriting exception.

(q)           All other documentation involved in the underwriting or origination of the related Mortgage Loan.

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EXHIBIT 3

UNDERWRITING GUIDELINES

[ON FILE WITH THE PURCHASER]

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EXHIBIT 4

[Reserved]

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EXHIBIT 5

FORM OF MONTHLY REMITTANCE REPORT

Seller shall provide or cause to be provided the following information to Purchaser:

Investor Code
First Republic Loan Number
Investor Loan Number
Last Paid Installment
Scheduled Payment
Scheduled Interest Rate
Servicing Fee
Beginning Scheduled Balance
Unpaid Principal Balance
Ending Scheduled Balance
Scheduled Principal
Unscheduled Principal
Interest on Curtailment
Total Principal
Scheduled Interest
Total Remittance
Payoff Date
Payoff Amount
Soldier and Sailor (S&S) Flag
S&S subsidy amount
S&S order end date
Prepayment Penalty Amount
Prepayment Amount Waived
Action Code
Investor Id
Category Code
Deal Name
Reason for Default
Breach Letter Date
Mortgagor First Name
Mortgagor Last Name
Property Street Address
City Name
Property Alpha State Code
Property ZIP Code
Next Payment Due Date
MI Company
MI Coverage %
Bankruptcy Status Code
Bankruptcy Filing Date
Bankruptcy Chapter Type
Bankruptcy Case Number

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Bankruptcy Post Petition Due Date
Bankruptcy Discharge Date
Bankruptcy Dismissal Date
Loss Mitigation Status Code (To include Short sale and loan modification)
Loss Mit Approval Date
Loss Mit Type
Modified Rate
Modified First payment date
Balloon (Y) (N)
Balloon Amount
Amortization Term
Capitalized Amount
Principal Forbearance
Principal Write down Amount
Short Sale (Y) (N)
Short Sale Sales Price
Short Sale Completed Date
Foreclosure Status Code
Foreclosure Attorney Referral Date
First Legal Date
Foreclosure Property Value
Foreclosure Property Value Type
Foreclosure Property Value Date
Scheduled Foreclosure Date
Foreclosure Sale Date
Foreclosure Sale Amount
REO Status Code
Expenses to Date
REO Eviction Start Date
REO Eviction Completed Date
REO Original Listing Price Amount
REO Current Listing Price Amount
REO Listing Start Date
REO Accepted Offer Amount
REO Accepted Offer Date
REO Completed Date
Occupancy Current Status Code
Property Condition
Property Inspection Date
Appraisal Date
Current Property Value
Repaired Property Value
Original Mortgage Amount

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EXHIBIT 6

FORM OF Purchase Price and Terms Letter

CLOSING DATE: _______________

This Purchase Price and Terms Letter (this “PPTL”), dated as of _______ (the “Closing Date”), confirms the sale by PrimeLending, a PlainsCapital Company (the “Seller”) to Redwood Residential Acquisition Corporation (the “Purchaser”), and the purchase by the Purchaser from the Seller, of the first lien residential mortgage loans on a servicing released basis described on the Mortgage Loan Schedule attached as Schedule I hereto (the “Mortgage Loans”), pursuant to the terms of the Flow Mortgage Loan Purchase and Sale Agreement (the “Flow Purchase and Sale Agreement”), dated as of January 30, 2011, by and between the Purchaser and the Seller.  Capitalized terms that are used herein but are not defined herein shall have the respective meanings set forth in the Flow Purchase and Sale Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller does hereby bargain, sell, convey, assign and transfer to Purchaser without recourse, except as provided in the Flow Purchase and Sale Agreement, and on a servicing released basis, all right, title and interest of the Seller in and to each of the Mortgage Loans, together with all documents maintained as part of the related Mortgage Files, all Mortgaged Properties which secure any Mortgage Loan but are acquired by foreclosure, deed in lieu of foreclosure after the Cut-off Date or otherwise, all payments of principal and interest received on the Mortgage Loans after the Cut-off Date, all other unscheduled collections collected in respect of the Mortgage Loans after the Cut-off Date, and all proceeds of the foregoing, subject, however, to the rights of the Seller under the Flow Purchase and Sale Agreement.

The Seller has delivered to the Purchaser or its designee prior to the date hereof the documents with respect to each Mortgage Loan required to be delivered under the Flow Purchase and Sale Agreement.

For purposes of the Mortgage Loans sold pursuant to this PPTL, certain terms shall be as set forth below:

Servicer:
Stated Principal Balance:	$_______________________
Closing Date:	_______________________
Servicing Transfer Date:	_______________________
Cut-off Date:	_______________________
Purchase Price Percentage:	________%

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In WITNESS WHEREOF, the parties hereto, by the hands of their duly authorized officers, execute this PPTL as of the Closing Date referred to above.

Redwood Residential Acquisition	PrimeLending, a PlainsCapital Company
Corporation	as Seller
as Purchaser

By:	By:

Name:	Name:

Its:	Its:

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EXHIBIT 7
[RESERVED]

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EXHIBIT 8

FORM OF NOTICE OF SALE OF OWNERSHIP OF MORTGAGE LOAN

Under federal law, borrowers are required to be notified in writing whenever ownership of a mortgage loan secured by their principal dwelling is sold, transferred or assigned (collectively, “sold”) to a new creditor.  This Notice is to inform you that your prior creditor has sold your loan (described below) to us, the new creditor identified below.

**Please note that while we now own your loan, we are not the servicer of your loan.  The servicer (identified below) acts on our behalf to handle the ongoing administration of your loan, including the collection of mortgage payments.  Please continue to send your mortgage payments as directed by the servicer, and NOT to us.  Also, should you have any questions regarding your loan, please contact the servicer using the contact information set forth below.  The servicer is authorized to handle routine inquiries and requests regarding your loan and, if necessary, to consult with us regarding your request and communicate to you our decision with respect to such request. **

Please note that the sale of your loan to us may also result in a change of servicer.  If this occurs, you will receive a separate notice, required under federal law, providing information regarding the new servicer.

LOAN INFORMATION Date of Loan: Original Amount of Loan: Date Your Loan was Sold to the New Creditor: Address of Mortgaged Property:
SERVICER INFORMATION Name: Mailing Address: Telephone Number (Toll free):
NEW CREDITOR INFORMATION Name: Mailing Address: (not for payments): Telephone Number (Toll free):

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AGENT INFORMATION (If we have granted an agent other than the servicer authority to act on our behalf, contact information for such agent will appear below):

Name:
Mailing Address:
Telephone Number (Toll free):

The transfer of the lien associated with your loan is currently recorded, or in the future may be recorded, in the public records of the local County Recorder’s office for the county where your property is located.  If checked ☐, ownership of your loan is also recorded on the registry of the Mortgage Electronic Registrations System at 1818 Library Street, Suite 300, Reston, VA 20190.

[Confirm if applicable]  Your loan has been securitized and we own legal title to your loan acting as trustee of the related securitization trust (the “Trust”) for the benefit of the holders (the “Holders”) of the mortgage-backed securities issued by the Trust.  Our rights and obligations, as trustee, are defined in one or more contracts among us, the Holders and certain other parties.  As a result, our authority to respond favorably to your requests or inquiries may be limited by the terms of such contracts.

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EXHIBIT 9

MORTGAGE LOAN SCHEDULE

[ASF RMBS DISCLOSURE PACKAGE]

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EXHIBIT 10

TRANSFER INSTRUCTIONS

ADDENDUM I

REGULATION AB COMPLIANCE ADDENDUM
TO FLOW PURCHASE AND SALE AGREEMENT

SECTION 1.  DEFINED TERMS

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.  The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

Commission:  The United States Securities and Exchange Commission.

Company Information:  As defined in Section 2.04(a).

Depositor:  The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Exchange Act:  The Securities Exchange Act of 1934, as amended.

Master Servicer:  With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Qualified Correspondent:  Any Person from which the Company purchased Mortgage Loans, provided that this term shall not include the Purchaser or an affiliate of the Purchaser and provided further that the following conditions are satisfied:  (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

Reconstitution Agreement:  The agreement or agreements entered into by the Company and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans, in connection with a Whole Loan Transfer or Securitization Transaction.

Regulation AB:  Subpart 229.1100 — Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,505, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act:  The Securities Act of 1933, as amended.

Securitization Transaction:  Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly by the Purchaser to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicer:  As defined in Section 2.03(c).

Servicing Criteria:  The “servicing criteria” set forth in Item 1122(d) of Regulation AB for which the Company is responsible in its capacity as Servicer as identified on Exhibit B hereto, provided that such Exhibit B may be amended from time to time to reflect changes in Regulation AB.

Sponsor:  With respect to any Securitization Transaction, the Person identified in writing to the Company by the Purchaser as sponsor for such Securitization Transaction.

Static Pool Information:  Static pool information as described in Item 1l05(a)(l)-(3) and 1105(c) of Regulation AB.

Third-Party Originator:  Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company, provided that this term shall not include originators of Mortgage Loans acquired by the Company from the Purchaser or an affiliate of the Purchaser.

Whole Loan Transfer:  Any sale or transfer of some or all of the Mortgage Loans (including an Agency Transfer), other than a Securitization Transaction.

SECTION 2.  COMPLIANCE WITH REGULATION AB

Subsection 2.01  Intent of the Parties; Reasonableness.

The Purchaser and the Company acknowledge and agree that the purpose of this Regulation AB Addendum is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission and that the provisions of this Regulation AB Addendum shall be applicable to all Mortgage Loans included in a Securitization Transaction closing on or after January 1, 2006, regardless whether the Mortgage Loans were purchased by the Purchaser from the Company prior to the date hereof.  Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings.  References in this Regulation AB Addendum to compliance with Regulation AB include provision of comparable disclosure in private offerings.

Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act).  The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with reasonable requests made by the Purchaser, any Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB.  In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser and any Master Servicer to deliver to the Purchaser (including any of its assignees or designees) and one of any Master Servicer or any Depositor (as requested), any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser, such Master Servicer or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Third-Party Originator and the Mortgage Loans reasonably believed by the Purchaser, the Master Servicer or any Depositor to be necessary in order to effect such compliance.

For purposes of this Regulation AB Addendum, the term “Purchaser” shall refer to Redwood Residential Acquisition Corporation and its successors in interest and assigns.  In addition, any notice or request that must be “in writing”  or “written” may be made by electronic mail.

Subsection 2.02  Additional Representations and Warranties of the Company.

(a)           The Company shall be deemed to represent to the Purchaser, to any Master Servicer and to any Depositor, as of the date on which information is first provided to the Purchaser, any Master Servicer or any Depositor under Section 2.03 that, except as disclosed in writing to the Purchaser, such Master Servicer or such Depositor prior to such date: (i) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Company or any Third-Party Originator; and (ii) there are no affiliations, relationships or transactions relating to the Company or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified in writing to the Company by the related Depositor of a type described in Item 1119 of Regulation AB.

(b)           If so requested in writing by the Purchaser, any Master Servicer or any Depositor on any date following the date on which information is first provided to the Purchaser, any Master Servicer or any Depositor under Section 2.03, the Company shall use its best efforts to confirm in writing within five (5) Business Days, but in no event later than ten (10) Business Days, following such request the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide within five (5) Business Days, but in no event later than ten (10) Business Days, reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

Subsection 2.03  Information to Be Provided by the Company.

In connection with any Securitization Transaction, the Company shall use its best efforts to (i) within five (5) Business Days, but in no event later than ten (10) Business Days, following written request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a), (b), (c) and (f) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

(a)           If so requested in writing by the Purchaser or any Depositor, the Company shall provide such information regarding (i) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(l), 1105, 1110, 1117 and 1119 of Regulation AB.  Such information shall include, at a minimum:

(A)          the originator’s form of organization;

(B)          a description of the originator’s origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator’s experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator’s origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators’ credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

(C)          a description of any legal or governmental proceedings pending (or known to be contemplated) against the Company and each Third-Party Originator that would be material to securityholders; and

(D)          a description of any affiliation or relationship between the Company, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Company by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

(1)           the sponsor;
(2)           the depositor;
(3)           the issuing entity;
(4)           any servicer;
(5)           any trustee;
(6)           any originator;
(7)           any significant obligor;
(8)           any enhancement or support provider; and
(9)           any other material transaction party.

(b)           If so requested in writing by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information solely with respect to securitized pools of mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) that were included in securitizations that closed during the five (5) years preceding the closing date of the related Securitization Transaction and for which Banc of America Mortgage Securities, Inc. was the depositor.  Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(3) of Regulation AB.  To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph.  The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor.  Such Static Pool Information for each prior securitized pool shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in such prior securitized pool.  The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference.  The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph) during the applicable offering period for the securities, the Company shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Company.

If so requested in writing by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Regulation AB Addendum), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to securitizations closed on or after January 1, 2006, as the Purchaser or such Depositor shall reasonably request.  Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction.  Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

(c)           For the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, for so long as the Depositor is required to file reports under the Exchange Act with respect to a Securitization Transaction, the Company shall (or shall cause each Third-Party Originator to) (i) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any litigation or governmental proceedings pending against the Company or any Third-Party Originator that would be material to securityholders and (B) any affiliations or relationships that develop following the closing date of a

Securitization Transaction between the Company or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, but only to the extent that such affiliations or relationships do not include the Purchaser, Depositor or any of their respective affiliates as a party, (C) any Event of Default of which it is aware or has received notice under the terms of the Agreement or any Reconstitution Agreement and (D) any merger or consolidation where the Company is not the surviving entity or sale of substantially all of the assets of the Company and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

Subsection 2.04  Indemnification; Remedies.

The Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each Sponsor; each issuing entity; each Person (including, but not limited to, any Master Servicer if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(a)           (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ letter or other material provided in written or electronic format under this Article II by or on behalf of the Company, or provided under this Article II by or on behalf of any Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(b)          any breach by the Company of its obligations under this Article II, including particularly any failure by the Company or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article II;

(c)           any breach by the Company of a representation or warranty set forth in Section 2.02(a) or in a writing furnished pursuant to Section 2.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2.02(b) to the extent made as of a date subsequent to such closing date, or

(d)          the negligence, bad faith or willful misconduct of the Company in connection with its performance under this Article II.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in clause (a)(ii) of this Section, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company or any Third-Party Originator.

(e)           This indemnification shall survive the termination of the Agreement or the termination of any party to the Agreement.

Subsection 2.05  Third-party Beneficiary.

For purposes of this Regulation AB Addendum and any related provisions thereto, each Master Servicer shall be considered a third-party beneficiary of the Agreement, entitled to all the rights and benefits hereof as if it were a direct party to the Agreement.